As filed with the Securities and Exchange Commission on April 20, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN MIDSTREAM PARTNERS, LP

(Exact Name of Registrant as Specified in its Charter)

Delaware	27-0855785
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2103 CityWest Blvd., Bldg. 4, Suite 800 Houston, Texas 77042 (346) 241-3400	Christopher B. Dial 2103 CityWest Blvd., Bldg. 4, Suite 800 Houston, Texas 77042 (346) 241-3400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number including area code, of agent for service)

Copies To:

Hillary H. Holmes

Gibson, Dunn & Crutcher LLP

811 Main Street

Houston, Texas 77002

(346) 718-6600

Approximate date of commencement of proposed sale to the public:

As soon as practicable following effectiveness of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee
Series F Fixed-to-Floating Cumulative Redeemable Perpetual Preferred Units representing limited partner interests	$150,000,000	$18,675(3)

(1)	Includes Series F Fixed-to-Floating Cumulative Redeemable Perpetual Preferred Units issuable upon exercise of the underwriters’ option to purchase additional units.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(3)	Pursuant to Rule 457(p) under the Securities Act, a filing fee of $249,000 has previously been paid with respect to unsold securities registered pursuant to a Registration Statement on Form S-3 (Registration No. 333-222810) initially filed with the SEC on February 1, 2018, as amended by Amendment No. 1 filed with the SEC on February 7, 2018. As a result, $18,675 of the $249,000 filing fee associated with such unsold securities is being carried forward and is being offset against the $18,675 filing fee currently due in connection with this filing.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 20, 2018

PROSPECTUS

AMERICAN MIDSTREAM PARTNERS, LP

% Series F Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units

(Liquidation Preference $25.00 per Series F Preferred Unit)

We are offering                of our         % Series F Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units, liquidation preference $25.00 per unit (the “Series F Preferred Units”).

Distributions on the Series F Preferred Units are cumulative from the date of original issue and will be payable quarterly in arrears on the 15th day of                 ,                 ,                  and                  of each year, when, as and if declared by our general partner. The initial distribution on the Series F Preferred Units offered hereby will be payable on                 , 2018 in an amount equal to $                 per Series F Preferred Unit. Distributions on the Series F Preferred Units will be payable out of amounts legally available therefor from and including the date of original issue to, but not including,                 , 2023 at a rate equal to         % per annum of the stated liquidation preference. On and after                 , 2023, distributions on the Series F Preferred Units will accumulate for each quarterly distribution period at a percentage of the $25.00 liquidation preference equal to an annual floating rate of the three-month LIBOR plus a spread of         %.

At any time on or after                 ,                 , we may redeem the Series F Preferred Units, in whole or in part, out of amounts legally available therefor, at a redemption price of $25.00 per Series F Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date of redemption, whether or not declared. We may also redeem the Series F Preferred Units in the event of a Change of Control. See “Description of Series F Preferred Units—Change of Control—Optional Redemption upon a Change of Control.”

We intend to apply to have the Series F Preferred Units listed for trading on the New York Stock Exchange, or NYSE, under the symbol “                .” If the application is approved, we expect trading of the Series F Preferred Units on the NYSE to begin within 30 days after their original issue date. Currently, there is no public market for the Series F Preferred Units.

Investing in our securities involves a high degree of risk. Limited partnerships are inherently different from corporations. For a discussion of certain risk factors you should consider before deciding to purchase our securities, please see “Risk Factors ,” beginning on page 13 of this prospectus.

	Per Series F Preferred Unit	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Us (before expenses)	$	$

We have granted the underwriters a 30-day option to purchase up to an additional                Series F Preferred Units on the same terms and conditions set forth above solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Series F Preferred Units on or about                , 2018.

, 2018

We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus, in any prospectus supplement or in any free writing prospectuses we have prepared. Neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell our Series F Preferred Units in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of such document or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

You should carefully read this prospectus, including the information incorporated by reference herein, before you invest. This document contains information you should consider when making your investment decision. None of American Midstream Partners, LP, the underwriters or any of their respective representatives is making any representation to you regarding the legality of an investment in the Series F Preferred Units by you under applicable laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of an investment in the Series F Preferred Units.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein or in any prospectus supplement were made solely for the benefit of the parties to such agreement for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

i

SUMMARY

This summary highlights information included or incorporated by reference into this prospectus. Because it is abbreviated, this summary does not contain all of the information that you should consider before investing in the Series F Preferred Units. You should read this prospectus and the documents incorporated herein by reference and other documents to which we refer for a more complete understanding of this offering. You should read “Risk Factors” beginning on page 13 of this prospectus, as well as those included in our Annual Report on Form 10-K for the year ended December 31, 2017 and in other filings we make with the Securities and Exchange Commission that are incorporated by reference herein and elsewhere herein and therein, for more information about important risks that you should consider carefully before investing in the Series F Preferred Units.

In this prospectus, unless the context requires otherwise or we specifically state otherwise, references to “American Midstream,” “AMID,” and “the Partnership,” as well as “we,” “our,” “us” or like terms, refer to American Midstream Partners, LP and its direct and indirect subsidiaries and unconsolidated affiliates. References in this prospectus to our “general partner” or “AMID GP” refer to American Midstream GP, LLC, a Delaware limited liability company and our general partner. References to “ArcLight Capital” refer to ArcLight Capital Partners, LLC and references to “ArcLight Fund V” refer to ArcLight Energy Partners Fund V, L.P. References to “ArcLight” refer collectively to ArcLight Capital and ArcLight Fund V. ArcLight Capital manages ArcLight Fund V, which is the principal owner of our general partner. Unless expressly stated otherwise, information about AMID in this prospectus does not give effect to SXE Transactions (as defined below). Unless we indicate otherwise, the information presented in this prospectus assumes that the underwriters do not exercise their option to purchase additional Series F Preferred Units.

Overview

We are a growth-oriented Delaware limited partnership that was formed in 2009 to own, operate, develop and acquire a diversified portfolio of midstream energy assets. We provide critical midstream infrastructure that links producers of natural gas, crude oil, NGLs, condensate and specialty chemicals to numerous intermediate and end-use markets.

Our business strategies continue to focus on maintaining stable cash flows from our existing assets and executing on growth opportunities to increase our long-term cash flows on a per unit basis. We believe the key elements to stable cash flows are the diversity of our asset portfolio and our fee-based business which represents a significant portion of our estimated margins, the objective of which is to protect against downside risk in our cash flows.

The following business strategies outline our focused objectives:

•	Utilize our strategically located and integrated assets to maximize value for our customers. We own and operate a portfolio of midstream assets strategically located in some of the most prolific natural gas and crude oil producing regions and key demand markets in the United States and offshore in the deepwater Gulf of Mexico. Through our diversified and integrated asset base, we provide critical infrastructure that links producers of natural gas, crude oil, NGLs, condensate and specialty chemicals to numerous intermediate and end-use markets while allowing us to generate revenue and service the same energy molecules at various stages along the midstream value chain.

•

Enhance existing assets and realize operating efficiencies. We intend to enhance the profitability of our assets by increasing utilization, realizing operating efficiencies and providing additional midstream services desired by our customers. We continually seek to attract new volumes from existing and new customers through superior customer service and asset optimization. In addition, we expect to be able to provide additional midstream services to our customers by cross-selling complementary services. We can accommodate these additional volumes at minimal incremental cost, which provides highly attractive economics.

•	Capitalize on organic growth opportunities. We continually seek to identify and evaluate economically attractive organic expansion opportunities that leverage our asset footprint and strategic relationships with our customers. These organic projects include new interconnects, repurposing underutilized assets and adding additional capacity to meet increased demand from our customers.

•	Pursue accretive acquisitions. We plan to pursue accretive acquisitions of complementary midstream assets that will allow us to increase market share and density in our core operating areas and realize operational efficiencies and commercial synergies. Future acquisition opportunities may include bolt-on acquisitions within our asset footprint, consolidation of third party interests in our joint ventures and strategic acquisitions. For example, we have completed or signed up a total of $1.8 billion of transactions over the past 12 months to bolster our onshore and offshore businesses. Our partnership with ArcLight may present us with future drop-down opportunities and the ability to jointly pursue third party acquisitions that may not otherwise be feasible on a stand-alone basis.

•	Maintain focus on stable, fee-based and fixed-margin cash flow with minimal direct exposure to commodity prices. We seek to minimize our direct commodity price exposure and maintain stable cash flow by generating a substantial portion of our total gross margin pursuant to fee-based and fixed-margin contracts. We have been successful executing on this strategy and have increased the percentage of gross margin generated from fee-based and fixed-margin contracts for the fiscal years ended December 31, 2017 and 2016, respectively.

•	Maintain a conservative and flexible capital structure. We plan to pursue a disciplined financial policy and maintain a conservative capital structure to allow us to pursue additional organic growth projects and acquisitions, with a conservative mix of debt and equity, even in challenging market environments.

We believe we are well-positioned to successfully execute our strategy because of the following competitive strengths:

•	Stable and predictable cash flows supported by fee-based and fixed-margin contracts. Substantially all of our transmission and terminal assets are contracted on a firm transportation or take-or-pay basis and a majority of our offshore assets are contracted under long-term, life-of-lease dedications. We believe that the nature of our contracts minimizes our direct commodity price exposure and enhances the stability of our business and the predictability of our financial performance.

•	Diversified and strategically located portfolio of midstream assets. Our assets are diversified geographically and by business line, which contribute to the stability of our cash flows. We operate throughout many of the most prolific crude oil and natural gas producing regions in the United States and offshore Gulf of Mexico. We have access to multiple sources of crude oil, natural gas and liquids and are in close proximity to various interstate and intrastate pipelines as well as utility, industrial and other commercial end users. Our diverse and creditworthy customer base includes several large producers, refiners and marketers.

•	Significant scale and capability. As of December 31, 2017, we have approximately $1.9 billion in total assets across the midstream value chain providing onshore and offshore crude oil and natural gas gathering, processing, transmission and storage as well as hydrocarbon and refined product terminal assets and NGL fractionation, distribution and sales.

•

Strategically located offshore position with high barriers to entry. We have a substantial footprint in the deepwater Gulf of Mexico with our ownership interest in the Delta House platform and associated assets. This state-of-the-art floating, production and storage facility is located in one of the most active parts of the deep-water Gulf of Mexico and we have well-established relationships and long-term agreements with key participants along the entire value chain in the region. We believe producers in the areas of the Gulf of Mexico in which we operate are motivated to connect their production to our existing pipelines as construction of new pipelines is often not feasible due to cost and timing considerations. In addition, we have acquired additional strategic assets that provide us with substantial operational flexibility including multiple delivery and offload points as we move hydrocarbons from source to market, allowing us to provide a valuable and differentiated service to our customers.

We own or have an ownership interest in approximately 5,100 miles of onshore and offshore natural gas, crude oil, NGL and saltwater pipelines across 17 gathering systems, seven interstate pipelines and nine intrastate pipelines; eight natural gas processing plants; four fractionation facilities; an offshore semi-submersible floating production system with nameplate processing capacity of 90 MBbl/d of crude oil and 220 MMcf/d of natural gas; six marine terminal sites with approximately 6.7 MMBbls of above-ground storage capacity; and 90 transportation trucks and a total trailer fleet of 130, of which 35 are LPG trailers and 95 are crude oil trailers. We believe our size, scale and capabilities enhance our ability to serve our customers and provide financial flexibility and an increased ability to access the capital markets.

Our Operating Segments Include:

•	Gas Gathering and Processing Services. Our Gas Gathering and Processing Services segment provides “wellhead-to- market” services to producers of natural gas and NGLs, which include transporting raw natural gas from various receipt points through gathering systems, treating the raw natural gas, processing raw natural gas to separate the NGLs from the natural gas, fractionating NGLs, and selling or delivering pipeline quality natural gas and NGLs to various markets and pipeline systems.

•	Liquid Pipelines and Services. Our Liquid Pipelines and Services segment provides transportation, purchase and sales of crude oil from various receipt points including lease automatic customer transfer facilities and deliveries to various markets.

•	Natural Gas Transportation Services. Our Natural Gas Transportation Services segment transports and delivers natural gas from producing wells, receipt points or pipeline interconnects for shippers and other customers, which include local distribution companies, utilities and industrial, commercial and power generation customers.

•	Offshore Pipelines and Services. Our Offshore Pipelines and Services segment gathers and transports natural gas and crude oil from various receipt points to other pipeline interconnects, onshore facilities and other delivery points.

•	Terminalling Services. Our Terminalling Services segment provides above-ground leasable storage operations at our marine terminals that support various commercial customers, including commodity brokers, refiners and chemical manufacturers to store a range of products and also includes crude oil storage in Cushing, Oklahoma and refined products terminals in Texas and Arkansas.

A portion of our cash flow is derived from our investments in unconsolidated affiliates, including a 66.67% operated interest in Destin Pipeline Company, L.L.C., a natural gas pipeline; a 35.7% non-operated interest in the Class A units of Delta House FPS LLC and of Delta House Oil and Gas Lateral LLC, which is a floating production system platform and related pipeline infrastructure; a 16.7% non-operated interest in Tri- States NGL Pipeline, L.L.C., an NGL pipeline; a 66.7% operated interest in Okeanos Gas Gathering Company, LLC, a natural gas pipeline; and a 25.3% non-operated interest in Wilprise Pipeline Company, L.L.C., an NGL pipeline.

The acquisition of Southcross Holdings, LP and merger with Southcross Energy Partners, L.P. discussed under “—Recent Developments” offers strategic opportunities that align with the Partnership’s strategies and competitive strengths discussed above. The transaction accelerates our transformation into a fully integrated gathering, processing and transmission company focused in our strategic core operating areas. The Southcross assets provide us with the unique opportunity to capture the full midstream value chain in the prolific Eagle Ford basin and to expand our core business by linking supply from economically attractive producing regions to high demand growth markets along the Gulf Coast. The transaction is expected to benefit the Partnership through increased scale, greater financial flexibility and operational density. The Southcross assets provide the foundation for significant organic growth opportunities, while maintaining our commitment to a fee-based business that is designed to offer greater cash flow predictability.

Recent Developments

Pending Southcross Energy Partners, L.P. Merger

On October 31, 2017, we, our General Partner, our wholly owned subsidiary, Cherokee Merger Sub LLC (“Merger Sub”), Southcross Energy Partners, L.P. (“SXE”), and Southcross Energy Partners GP, LLC (“SXE GP”), entered into an Agreement and Plan of Merger (the “SXE Merger Agreement”). Upon the terms and subject to the conditions set forth in the SXE Merger Agreement, SXE will merge with Merger Sub (the “SXE Merger”), with SXE continuing its existence under Delaware law as the surviving entity in the SXE Merger and wholly owned subsidiary of us.

At the effective time of the SXE Merger (the “Effective Time”), each common unit of SXE (each, an “SXE Common Unit”) issued and outstanding or deemed issued and outstanding as of immediately prior to the Effective Time will be converted into the right to receive 0.160 (the “Exchange Ratio”) of a common unit (each, an “AMID Common Unit”) representing limited partner interests in us (the “Merger Consideration”), except for those SXE Common Units held by affiliates of SXE and SXE GP, which will be canceled for no consideration. Each SXE Common Unit, Subordinated Unit (as defined in the SXE Merger Agreement) and Class B Convertible Unit (as defined in the SXE Merger Agreement) held by Southcross Holdings LP (“Holdings LP”) or any of its subsidiaries and the SXE Incentive Distribution Rights (as defined in the SXE Merger Agreement) outstanding immediately prior to the Effective Time will be canceled in connection with the closing of the SXE Merger.

In connection with the SXE Merger Agreement, on October 31, 2017, we and our General Partner entered into a Contribution Agreement (the “SXE Contribution Agreement” and, together with the SXE Merger Agreement, the “SXE Transaction Agreements”) with Holdings LP. Upon the terms and subject to the conditions set forth in the SXE Contribution Agreement, Holdings LP will contribute its equity interests in its new wholly owned subsidiary, which will hold substantially all the current subsidiaries (Southcross Holdings Intermediary LLC, Southcross Holdings Guarantor GP LLC and Southcross Holdings Guarantor LP) and business of Holdings LP, to us and our General Partner in exchange for (i) the number of AMID Common Units with a value equal to $185,697,148, subject to certain adjustments for cash, indebtedness, working capital and transaction expenses contemplated by the SXE Contribution Agreement, divided by $13.69 per AMID Common Unit, (ii) 4,500,000 AMID Preferred Units (as defined in the SXE Contribution Agreement), (iii) options to purchase 4,500,000 AMID Common Units (the “Options”), and (iv) 3,000 AMID GP Class D Units (as defined in the SXE Contribution Agreement) (the transactions contemplated thereby and the agreements ancillary thereto, the “SXE Contribution” and together with the SXE Merger, the “SXE Transactions”). A portion of the consideration will be deposited into escrow in order to secure certain post-closing obligations of Holdings LP. Concurrently with the closing of the transaction, our agreement of limited partnership will be amended to reflect the issuance of AMID Preferred Units, and the GP LLC Agreement will be amended to reflect the issuance of such AMID GP Class D Units.

The SXE Transactions are expected to close in the second quarter of 2018, subject to customary closing conditions. The completion of the SXE Merger is conditioned upon, among other things: (i) expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) there being no law or injunction prohibiting the consummation of the SXE Merger, (iii) approval for listing of the AMID Common Units issuable as part of the Merger Consideration on the New York Stock Exchange (the “NYSE”) and (iv) closing of the SXE Contribution in accordance with the terms of the Contribution Agreement. The closing under the Contribution Agreement is conditioned upon, among other things: (i) expiration or termination of any applicable waiting period under the HSR Act, (ii) the absence of certain legal impediments prohibiting the transactions and (iii) the conditions precedent contained in the Merger Agreement having been satisfied and the SXE Merger having become effective substantially concurrently with the closing of the Contribution Agreement. Please see “Risk Factors.”

This offering is not contingent on the closing of the SXE Transactions. There can be no assurance that the SXE Transactions will close as expected or at all, that we will realize any of the expected benefits, or that such transactions will not expose us to risks and liabilities. Purchasers of the Series F Preferred Units offered hereby will not be afforded a special redemption right with respect to the Series F Preferred Units or other similar right if the SXE Transactions do not close. Because the closing of this offering is not conditioned on the consummation of the SXE Transactions, if you decide to purchase the Series F Preferred Units in this offering, you should be willing to do so whether or not we complete the SXE Transactions. If the SXE Transactions are delayed, not consummated or consummated on terms different from those described herein, the market price of Series F Preferred Units may decline. Further, a failed transaction may result in negative publicity or a negative impression of us in the investment community and may affect our relationships with our business partners. Please read “Risk Factors.”

Our Relationship with ArcLight

ArcLight Fund V, a fund managed by ArcLight Capital, a leading energy-focused investment firm formed in 2001, has been the principal owner of AMID’s general partner since 2013. Founded in 2001, ArcLight has helped pioneer an asset-based private equity approach to investing in the dynamic energy sector. ArcLight has invested over $19 billion in more than 100 transactions since inception. Based in Boston, the firm’s investment team employs a hands-on value creation strategy that utilizes its in-house technical, operational and commercial specialists as well as its 850-person asset management affiliate.

Our Principal Executive Offices and Internet Address

Our principal executive offices are located at 2103 CityWest Blvd., Bldg. 4, Suite 800, Houston, TX 77042, and our telephone number is (346) 241-3400. Our website is located at www.americanmidstream.com. We make available our periodic reports and other information filed with or furnished to the SEC free of charge through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

THE OFFERING

Issuer	American Midstream Partners, LP

Securities Offered

            of our     % Series F Fixed-to Floating Rate Cumulative Redeemable Perpetual Preferred Units, liquidation preference $25.00 per Series F Preferred Unit. For a detailed description of the Series F Preferred Units, see “Description of Series F Preferred Units.”

We have granted the underwriters a 30-day option to purchase up to an additional             Series F Preferred Units solely to cover over-allotments, if any.

Price per Series F Preferred Unit	$25.00.

Maturity	Perpetual (unless redeemed by us on or after , 2023 or in connection with a Change of Control (as defined herein). See “—Optional Redemption upon a Change of Control” and “—Conversion Right upon a Change of Control.”)

Distributions	Distributions on the Series F Preferred Units will accrue and be cumulative from the date that the Series F Preferred Units are originally issued and will be payable on each Distribution Payment Date (as defined below) when, as and if declared by our general partner out of legally available funds for such purpose.

Distribution Payment Dates and Record Dates

Quarterly in arrears on the 15th day of             ,             ,              and             of each year (each, a “Distribution Payment Date”) to holders of record as of the close of business on the first Business Day of the month of the applicable Distribution Payment Date. The initial distribution on the Series F Preferred Units offered hereby will be payable on             , 2018 in an amount equal to $             per Series F Preferred Unit. If any Distribution Payment Date otherwise would fall on a day that is not a Business Day (as defined below), declared distributions will be paid on the immediately succeeding Business Day without the accumulation of additional distributions.

Distribution Rate	The initial distribution rate for the Series F Preferred Units from and including the date of original issue to, but not including, , 2023, will be % per annum of the $25.00 liquidation preference per unit (equal to $ per unit per annum). On and after , 2023, distributions on the Series F Preferred Units will accumulate for each quarterly distribution period at a percentage of the $25.00 liquidation preference equal to an annual floating rate of the three-month LIBOR plus a spread of %.

Ranking	The Series F Preferred Units will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date.

The Series F Preferred Units will rank:

•  senior to our common units and to each other class or series of limited partner interests or other equity securities established after the original issue date of the Series F Preferred Units that is not expressly made senior to or on parity with the Series F Preferred Units as to the payment of distributions and amounts payable on a liquidation event (the “Junior Securities”);

•  on parity with our series A preferred units and our series C preferred units and any class or series of limited partner interests or other equity securities established after the original issue date of the Series F Preferred Units (including the series E preferred units we are obligated to issue to Holdings LP upon consummation of the SXE Transactions) with terms expressly providing that such class or series ranks on parity with the Series F Preferred Units as to the payment of distributions and amounts payable upon a liquidation event (the “Parity Securities”);

•  junior to each other class or series of limited partner interests or equity securities established after the original issue date of the Series F Preferred Units with terms expressly made senior to the Series F Preferred Units as to the payment of distributions and amounts payable upon a liquidation event (the “Senior Securities”); and

• junior to all of our existing and future indebtedness and other liabilities with respect to assets available to satisfy claims against us.

Restrictions on Distributions

No distribution may be declared or paid or set apart for payment on any Junior Securities (other than a distribution payable solely in Junior Securities) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding Series F Preferred Units and any Parity Securities through the most recent respective distribution payment dates.

No distribution may be declared or paid or set apart for payment on the Series F Preferred Units unless full cumulative distributions have been or are contemporaneously paid on all Parity Securities.

Optional Redemption on or After , 2023

At any time on or after             , 2023, we may redeem, in whole or in part, the Series F Preferred Units at a redemption price of $25.00 per Series F Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose. We must provide not less than 30 days’ and not more than 60 days’ written notice of any such redemption. Any such redemption is subject to compliance with the provisions of our outstanding indebtedness, including our revolving credit agreement.

Optional Redemption upon a Change of Control

Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series F Preferred Units, in whole or in part, within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per Series F Preferred Unit, plus all accumulated and unpaid distributions to, but not including, the date of redemption, whether or not declared. If, prior to the Change of Control Conversion Date, we exercise our redemption rights relating to Series F Preferred Units, holders of the Series F Preferred Units that we have elected to redeem will not have the conversion right described under “Description of Series F Preferred Units—Change of Control.” Any cash payment to holders of Series F Preferred Units will be subject to the limitations contained in our revolving credit agreement and in any other agreements governing our indebtedness.

“Change of Control” means the occurrence of either of the following after the original issue date of the Series F Preferred Units:

•  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or business combination), in one or a series of related transactions, of all or substantially all of the properties or assets of us and our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) and following such occurrence neither we nor such person has a class of common equity securities listed or admitted to trading on any National Securities Exchange (as defined under “Description of Series F Preferred Units—Change of Control—Optional Redemption upon a Change of Control”); or

•  the consummation of any transaction (including, without limitation, any merger, consolidation or business combination), the result of which is that any person (as defined above), other than American Midstream GP, LLC and its subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting interests of our general partner, measured by voting power rather than percentage of interests, and following such occurrence neither we nor such person has a class of common equity securities listed or admitted to trading on any National Securities Exchange.

Conversion; Exchange and Preemptive Rights

Except as described under “—Conversion Right Upon a Change of Control,” the Series F Preferred Units will not be subject to preemptive rights or be convertible into or exchangeable for any other securities or property at the option of the holder.

Conversion Right upon a Change of Control

Upon the occurrence of a Change of Control, each holder of Series F Preferred Units will have the right (unless, prior to the Change of Control Conversion Date, we provide notice of our election to redeem the Series F Preferred Units) to convert some or all of the Series F Preferred Units held by such holder on the Change of Control Conversion Date into a number of our common units per Series F Preferred Unit to be converted equal to the lesser of:

•  the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accumulated and unpaid distributions to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series F Preferred Unit distribution payment and prior to the corresponding Series F Preferred Unit distribution payment, in which case no additional amount for such accumulated and unpaid distribution will be included in this sum) by (ii) the Common Unit Price, and

•               ,

subject, in each case, to certain adjustments and provisions for (i) the receipt of Alternative Conversion Consideration and (ii) splits, combinations and distributions in the form of equity issuances.

For definitions of “Alternative Conversion Consideration,” “Change of Control Conversion Date” and “Common Unit Price,” and the restrictions on cash payments under a Change of Control hereunder, see “Description of Series F Preferred Units—Change of Control.”

Voting Rights	Holders of the Series F Preferred Units generally will have no voting rights.

In connection with the closing of this offering, we expect to amend our Fifth Amended and Restated Agreement of Limited Partnership (as amended, the “Partnership Agreement”). Unless we have received the affirmative vote or consent of the holders of at least a majority of the outstanding Series F Preferred Units, voting as a single class, we may not adopt any amendment to our Partnership Agreement that would adversely affect the holders of the Series F Preferred Units in any material respect and affects the holders of the Series F Preferred Units disproportionately in relation to the holders of Common Units.

In addition, unless we have received the affirmative vote or consent of the holders of at least a majority of the outstanding Series F Preferred Units, the series A preferred units, series C preferred units and series E preferred units (when issued), voting separately as a class, upon which like voting rights have been conferred and are exercisable, we may not create or issue any Parity Securities or Senior Securities.

Fixed Liquidation Preference	In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of the Series F Preferred Units will generally, subject to the discussion under “Description of Series F Preferred Units—Liquidation Rights,” have the right to receive, out of our available assets and prior to holders of Junior Securities (and pari passu with any Parity Securities) the positive value in each such holder’s capital account. The capital account maintenance and allocation provisions are designed to provide, to the greatest extent possible, the benefit of their respective liquidation preferences. If necessary, the holders of outstanding Series F Preferred Units will be specially allocated items of our gross income and gain in a manner designed to achieve, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, a liquidation preference of $25.00 per Series F Preferred Unit (subject to adjustments for any splits, combinations or similar adjustment to the Series F Preferred Units) plus an amount equal to all accumulated and unpaid distributions thereon to the date of payment, whether or not declared. The rights of the Series F Preferred Unitholders to receive the targeted liquidation preference will be subject to the proportional rights of holders of Parity Securities. A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed a liquidation, dissolution or winding up of our affairs.

Sinking Fund	The Series F Preferred Units will not be subject to any sinking fund requirements.

No Fiduciary Duties	We, our general partner, and its general partner’s officers and directors will not owe any duties, including fiduciary duties, to the holders of Series F Preferred Units other than an implied contractual covenant of good faith and fair dealing pursuant to our Partnership Agreement.

Use of Proceeds	We expect to receive net proceeds from the sale of Series F Preferred Units hereby of approximately $ million (or approximately $ million if the underwriters exercise in full their option to purchase additional Series F Preferred Units), after deducting the underwriters’ discount and estimated offering expenses. We intend to use the net proceeds from this offering to reduce borrowings under our revolving credit facility, which may be reborrowed from time to time for general partnership purposes or to refinance indebtedness assumed upon closing of the SXE Transactions.

Listing	We intend to file an application to list the Series F Preferred Units for trading on the NYSE. If the application is approved, trading of the Series F Preferred Units on the NYSE is expected to begin within 30 days after the original issue date of the Series F Preferred Units. The underwriters have advised us that they intend to make a market in the Series F Preferred Units prior to commencement of any trading on the NYSE. However, the underwriters will have no obligation to do so, and no assurance can be given that a market for the Series F Preferred Units will develop prior to commencement of trading on the NYSE or, if developed, will be maintained.

Material Tax Considerations	For a discussion of material U.S. federal income tax considerations that may be relevant to prospective holders of Series F Preferred Units who are individual citizens or residents of the United States, see “Material Tax Consequences.”

Form	The Series F Preferred Units will be issued and maintained in book-entry form registered in the name of The Depository Trust Company or its nominee, except under limited circumstances. See “Description of Series F Preferred Units—Book-Entry System.”

Risk Factors	See “Risk Factors” beginning on page 13 of this prospectus and in the documents incorporated by reference herein, as well as other cautionary statements in this prospectus and the documents incorporated by reference herein regarding risks you should consider before investing in our Series F Preferred Units.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED UNIT DISTRIBUTIONS

The following table sets forth our ratio of earnings to combined fixed charges and preferred unit distributions for the periods indicated.

	Fiscal Year
	2017	2016	2015	2014	2013
Ratio of earnings to combined fixed charges and preferred unit distributions	*	*	*	*	*

*	Earnings for the periods reported were inadequate to cover combined fixed charges and preferred unit distributions by $287.2 million, $59.0 million, $199.4 million, $56.8 million and $51.9 million in the year ended December 31, 2017, 2016, 2015, 2014 and 2013, respectively.

For purposes of calculating the ratio of earnings to combined fixed charges and preferred unit distributions:

•	“Earnings” available for fixed charges are calculated first, by determining the sum of: (a) income (loss) from continuing operations before income taxes, before adjustment for income or loss from equity investees, (b) fixed charges, as defined below, and (c) distributed income of equity investees. From this total, we subtract interest capitalized.

•	“Fixed charges” are calculated as the sum of (a) interest expensed and capitalized, (b) amortization of deferred issuance cost and (c) that portion of rental expense that is representative of the interest factor.

RISK FACTORS

Before you invest in our Series F Preferred Units, you should be aware that such an investment involves various risks, including those described in the documents we have incorporated by reference herein, and as set forth below. You should consider carefully the discussion of risk factors in our periodic and other filings with the SEC under the Exchange Act, particularly under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference into this.

If any of the risks discussed below or in the foregoing documents were actually to occur, our business, financial condition, results of operations or cash flow could be materially adversely affected. In that case, the trading price of the Series F Preferred Units could decline, and you could lose all or part of your investment.

Risks Related to the Series F Preferred Units

The Series F Preferred Units represent perpetual equity interests in us, and investors should not expect us to redeem the Series F Preferred Units on the date the Series F Preferred Units become redeemable by us or on any particular date afterwards.

The Series F Preferred Units represent perpetual equity interests in us, and they have no maturity or mandatory redemption date and are not redeemable at the option of investors under any circumstances. As a result, unlike our indebtedness, the Series F Preferred Units will not give rise to a claim for payment of a principal amount at a particular date. Instead, the Series F Preferred Units may be redeemed by us at our option (i) in the event of a Change of Control, or (ii) at any time on or after                 , 2023, in each case, in whole or in part, out of funds legally available for such redemption, at a redemption price of $25.00 per Series F Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date of redemption, whether or not declared. Any decision we may make at any time to redeem the Series F Preferred Units will depend upon, among other things, our evaluation of our capital position, the terms of the Change of Control, if applicable, and general market conditions at that time. In addition, the instruments governing our outstanding indebtedness and our Series A and Series C preferred units will limit our ability to redeem or pay distributions on our Series F Preferred Units.

As a result, holders of the Series F Preferred Units may be required to bear the financial risks of an investment in the Series F Preferred Units for an indefinite period of time. Moreover, the conversion rights of holders of the Series F Preferred Units are limited and will not apply in the case of every transaction that may adversely affect the holders of the Series F Preferred Units. The Series F Preferred Units will rank junior to all our current and future indebtedness. The Series F Preferred Units will also rank junior to any other Senior Securities we may issue in the future with respect to assets available to satisfy claims against us.

We distribute all of our available cash to our common unitholders and are not required to accumulate cash for the purpose of meeting our future obligations to holders of the Series F Preferred Units, which may limit the cash available to make distributions on the Series F Preferred Units.

Subject to the limitations on restricted payments in the indenture governing our 8.50% senior notes due 2021 and in our revolving credit facility and any future indebtedness we may incur, we are required by our partnership agreement to distribute all of our “available cash” each quarter to our limited partners and our general partner. Available cash is defined in our partnership agreement and generally means, for any quarter, all cash and cash equivalents on hand at the end of that quarter:

•	less, the amount of cash reserves established by our general partner to:

•	provide for the proper conduct of our business (including reserves for future capital expenditures, for anticipated future credit needs subsequent to that quarter, for legal matters and for refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing related to FERC rate proceeding);

•	comply with applicable law or regulation, any of our debt instruments or other agreements; or

•	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for distributions if the effect of the establishment of such reserves will prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for the current quarter);

•	plus, if our general partner so determines, all or any portion of the cash on hand on the date of distribution of available cash for the quarter, including cash on hand resulting from working capital borrowings made subsequent to the end of such quarter.

As a result, we do not accumulate significant amounts of cash and thus do not have the same flexibility as corporations or other entities that do not pay dividends or have complete flexibility regarding the amounts they will distribute to their equity holders. The timing and amount of our distributions could significantly reduce the cash available to make distributions to the holders of the Series F Preferred Units. The board of directors of our general partner will determine the amount and timing of such distributions and has broad discretion to establish and make additions to our reserves or the reserves of our operating subsidiaries as it determines are necessary or appropriate.

The Series F Preferred Units are subordinated to our existing and future debt obligations, and your interests could be diluted by the issuance of additional units, including additional Series F Preferred Units, and by other transactions.

The Series F Preferred Units are subordinated to all of our existing and future indebtedness. As of December 31, 2017, we had approximately $1.2 billion in principal amount of debt outstanding, all of which would be senior to the Series F Preferred Units. As of the same date, we also had the ability to borrow an additional $178.0 million under our revolving credit agreement, subject to certain limitations. We may incur additional debt under our revolving credit agreement, or other existing or future debt arrangements. In addition, as part of the SXE Transactions, we will be required to assume and refinance all of the outstanding indebtedness of SXE. As of December 31, 2017, SXH had consolidated indebtedness of approximately $548.6 million. We expect to refinance this indebtedness in connection with the closing of the SXE Transactions with proceeds from borrowings under our existing or new credit facilities, issuances of debt or equity securities and/or sales of non-core assets, and, to the extent we refinance this indebtedness with our indebtedness, such indebtedness would be senior to the Series F Preferred Units. The payment of principal and interest on our debt reduces cash available for distribution to our limited partners, including the holders of Series F Preferred Units.

The issuance of additional units on parity with or senior to the Series F Preferred Units (including additional Series F Preferred Units) would dilute the interests of the holders of the Series F Preferred Units, and any issuance of Parity Securities (including additional Series F Preferred Units or the series E preferred units we are obligated to issue to Holdings LP upon consummation of the SXE Transactions) or Senior Securities or additional indebtedness could affect our ability to pay distributions on, redeem or pay the liquidation preference on the Series F Preferred Units. Only the Change of Control Conversion Right relating to the Series F Preferred Units protects the holders of the Series F Preferred Units in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all of our assets or business, which might adversely affect the holders of the Series F Preferred Units although that conversion right may not be applicable to all such transactions we might undertake.

The Series F Preferred Units are not rated and the issuance of a credit rating could adversely affect the market price of the Series F Preferred Units.

At their issuance, the Series F Preferred Units will not be rated by any credit rating agency. Following their issuance, the Series F Preferred Units may be rated by one or more of the credit rating agencies. If the Series F

Preferred Units are rated, the rating could be lower than expected, and such a rating could have an adverse effect on the market price of the Series F Preferred Units. Furthermore, credit rating agencies revise their ratings from time to time and could lower or withdraw any rating issued with respect to the Series F Preferred Units. Any real or anticipated downgrade or withdrawal of any ratings of the Series F Preferred Units could have an adverse effect on the market price or liquidity of the Series F Preferred Units.

Our ability to issue Parity Securities in the future could adversely affect the rights of holders of our Series F Preferred Units.

We are allowed to issue additional Series F Preferred Units and Parity Securities without any vote of the holders of the Series F Preferred Units, except where the cumulative distributions on the Series F Preferred Units or any Parity Securities are in arrears. The issuance of additional Series F Preferred Units or any Parity Securities would have the effect of reducing the amounts available to the holders of the Series F Preferred Units issued in this offering upon our liquidation, dissolution or winding up if we do not have sufficient funds to pay all liquidation preferences of the Series F Preferred Units and Parity Securities in full. It also would reduce amounts available to make distributions on the Series F Preferred Units issued in this offering if we do not have sufficient funds to pay distributions on all outstanding Series F Preferred Units and Parity Securities.

In addition, although holders of Series F Preferred Units are entitled to limited voting rights, as described in “Description of the Series F Preferred Units—Voting Rights,” with respect to certain matters the Series F Preferred Units will generally vote separately as a class along, as will all other series of our Parity Securities that we may issue upon which like voting rights have been conferred and are exercisable. As a result, the voting rights of holders of Series F Preferred Units may be significantly diluted, and the holders of such other series of Parity Securities that we may issue may be able to control or significantly influence the outcome of any vote or our ability to take certain actions. Future issuances and sales of Parity Securities, or the perception that such issuances and sales could occur, may cause prevailing market prices for the Series F Preferred Units and our common units to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.

The Series F Preferred Units will have extremely limited voting rights.

The voting rights of holders of the Series F Preferred Units will be extremely limited. Holders of the Series F Preferred Units generally will have no voting rights. Certain limited protective voting rights of the holders of the Series F Preferred Units are described in this prospectus under “Description of Series F Preferred Units —Voting Rights.”

The Series F Preferred Units are a new security and do not have an established trading market, which may negatively affect their market value and your ability to transfer or sell your Series F Preferred Units. In addition, the lack of a fixed redemption date for the Series F Preferred Units will increase your reliance on the secondary market for liquidity purposes.

The Series F Preferred Units are a new issue of securities with no established trading market. In addition, since the Series F Preferred Units have no stated maturity date, investors seeking liquidity will be limited to selling their Series F Preferred Units in the secondary market absent redemption by us, and our revolving credit facility limits our ability to redeem the Series F Preferred Units. We intend to apply to list the Series F Preferred Units on the NYSE, but there can be no assurance that the NYSE will accept the Series F Preferred Units for listing. Regardless of listing by the NYSE, an active trading market on the NYSE for the Series F Preferred Units may not develop or, even if it develops, may not last, in which case the trading price of the Series F Preferred Units could be adversely affected and your ability to transfer your Series F Preferred Units will be limited. If an active trading market does develop on the NYSE, the Series F Preferred Units may trade at prices lower than the offering price. The trading price of the Series F Preferred Units would depend on many factors, including:

•	prevailing interest rates, increases in which may have an adverse effect on the market price of the Series F Preferred Units;

•	the market for and yields of similar securities;

•	general economic and financial market conditions;

•	our issuance of debt or other preferred equity securities;

•	the limited trading volume of the Series F Preferred Units; and

•	our financial condition, results of operations, cash flows and prospects.

We have been advised by the underwriters that they intend to make a market in the Series F Preferred Units pending any listing of the Series F Preferred Units on the NYSE, but they are not obligated to do so and may discontinue market-making at any time without notice. Active trading markets for the Series F Preferred Units may not develop or, if developed, may not continue indefinitely. In the absence of active trading markets, you may not be able to transfer your Series F Preferred Units within the time or at the prices you desire.

Market interest rates may adversely affect the value of the Series F Preferred Units, and the distribution payable on the Series F Preferred Units will vary on and after                 , 2023 based on market interest rates.

One of the factors that will influence the price of the Series F Preferred Units will be the distribution yield on the Series F Preferred Units (as a percentage of the price of the Series F Preferred Units) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of the Series F Preferred Units to expect a higher distribution yield, and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Accordingly, higher market interest rates could cause the market price of the Series F Preferred Units to decrease.

In addition, on and after                 , 2023, the Series F Preferred Units will have a floating distribution rate set each quarterly distribution period at a percentage of the $25.00 liquidation preference equal to a floating rate of the then-current three-month LIBOR plus a spread of                 %. The per annum distribution rate that is determined on the relevant determination date will apply to the entire quarterly distribution period following such determination date even if LIBOR increases during that period. As a result, holders of Series F Preferred Units will be subject to risks associated with fluctuation in interest rates and the possibility that holders will receive distributions that are lower than expected. We have no control over a number of factors, including economic, financial and political events, that impact market fluctuations in interest rates, which have in the past and may in the future experience volatility.

If LIBOR is discontinued, distributions on the Series F Preferred Units during the Floating Rate Period may be calculated using another base rate.

On July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the “FCA”), which regulates the London Interbank Offered Rate (“LIBOR”), announced that the FCA will no longer persuade or compel banks to submit rates for the calculation of LIBOR (including the Three-Month LIBOR Rate) after 2021. Such announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. Based on the foregoing, it appears likely that LIBOR will be discontinued or modified by 2021.

Under the terms of the Series F Preferred Units, the distribution rate on the Series F Preferred Units for each distribution period during the Floating Rate Period is based on the Three-Month LIBOR Rate. If the Calculation Agent is unable to determine the Three-Month LIBOR Rate based on screen-based reporting of that base rate, and if the Calculation Agent is also unable to obtain suitable quotations for the Three-Month LIBOR Rate from reference banks, then the Calculation Agent will determine the Three-Month LIBOR Rate after consulting such sources as it deems comparable or reasonable. In addition, if the Calculation Agent determines that the Three-Month LIBOR Rate has been discontinued, then the Calculation Agent will determine whether to calculate the relevant distribution rate using a substitute or successor base rate that it has determined in its sole discretion is most comparable to the Three-Month LIBOR Rate, provided that if the Calculation Agent determines there is an industry-accepted successor base rate, the Calculation Agent will use that successor base rate. In such instances, the Calculation Agent in its sole discretion may determine what business day convention to use, the definition of business day, the distribution determination date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Three-Month LIBOR Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate, with respect to the calculation of distributions on the Series F Preferred Units during the Floating Rate Period. Any of the foregoing determinations or actions by the Calculation Agent could result in adverse consequences to the applicable distribution rate on the Series F Preferred Units during the Floating Rate Period, which could adversely affect the return on, value of and market for the Series F Preferred Units. The Calculation Agent has not been appointed, and our general partner will appoint a Calculation Agent prior to the commencement of the Floating Rate Period.

Change of control conversion rights may make it more difficult for a party to acquire us or discourage a party from acquiring us.

The change of control conversion feature of the Series F Preferred Units may have the effect of discouraging a third party from making an acquisition proposal for us or of delaying, deferring or preventing certain change of control transactions under circumstances that otherwise could provide the holders of our common units and Series F Preferred Units with the opportunity to realize a premium over the then-current market price of such equity securities or that limited partners may otherwise believe is in their best interests.

Holders of Series F Preferred Units may have liability to repay distributions.

Under certain circumstances, holders of the Series F Preferred Units may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution if the distribution would cause our liabilities to exceed the fair value of our assets. Liabilities to partners on account of their partnership interests and liabilities that are non-recourse to us are not counted for purposes of determining whether a distribution is permitted.

Delaware law provides that for a period of three years from the date of an impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. A purchaser of Series F Preferred Units who becomes a limited partner is liable for the obligations of the transferring limited partner to make contributions to AMID that are known to such purchaser of Series F Preferred Units at the time it became a limited partner and for unknown obligations if the liabilities could be determined from our Partnership Agreement.

Tax Risks

Treatment of distributions on our Series F Preferred Units as guaranteed payments for the use of capital creates a different tax treatment for the holders of Series F Preferred Units than the holders of our common units.

The tax treatment of distributions on our Series F Preferred Units is uncertain. We will treat the holders of Series F Preferred Units as partners for tax purposes and will treat distributions on the Series F Preferred Units as guaranteed payments for the use of capital that will generally be taxable to the holders of Series F Preferred Units as ordinary income. Although a holder of Series F Preferred Units could recognize taxable income from the accrual of such a guaranteed payment even in the absence of a contemporaneous distribution, we anticipate accruing and making the guaranteed payment distributions quarterly. Otherwise, the holders of Series F Preferred

Units are generally not anticipated to share in our items of income, gain, loss or deduction, nor will we allocate any share of our nonrecourse liabilities to the holders of Series F Preferred Units. If the Series F Preferred Units were treated as indebtedness for tax purposes, rather than as guaranteed payments for the use of capital, distributions likely would be treated as payments of interest by us to the holders of Series F Preferred Units.

Tax reform legislation enacted as part of the 2017 budget reconciliation act commonly referred to as the Tax Cuts and Jobs Act (hereinafter, “Tax Cuts and Jobs Act”) allows individuals and other non-corporate owners of interests in a publicly traded partnership to take a deduction equal to 20% of their allocable share of qualified publicly traded partnership income. Although we expect that much of the income we earn is generally eligible for the 20% deduction for qualified publicly traded partnership income, it is uncertain whether a guaranteed payment for the use of capital may constitute an allocable or distributive share of such income. As a result the guaranteed payment for use of capital received by the holders of the Series F Preferred Units may not be eligible for the 20% deduction for qualified publicly traded partnership income.

A holder of Series F Preferred Units will be required to recognize gain or loss on a sale of Series F Preferred Units equal to the difference between the amount realized by such holder and tax basis in the Series F Preferred Units sold. The amount realized generally will equal the sum of the cash and the fair market value of other property such holder receives in exchange for such Series F Preferred Units. Subject to general rules requiring a blended basis among multiple partnership interests, the tax basis of a Series F Preferred Unit will generally be equal to the sum of the cash and the fair market value of other property paid by the holder of Series F Preferred Units to acquire such Series F Preferred Unit. Gain or loss recognized by a holder of Series F Preferred Units on the sale or exchange of a Series F Preferred Unit held for more than one year generally will be taxable as long-term capital gain or loss. Because holders of Series F Preferred Units will generally not be allocated a share of our items of depreciation, depletion or amortization, it is not anticipated that such holders would be required to recharacterize any portion of their gain as ordinary income as a result of the recapture rules.

Investment in the Series F Preferred Units by tax-exempt investors, such as employee benefit plans and individual retirement accounts (“IRAs”), and non-U.S. persons raises issues unique to them. Guaranteed payments received by a non-U.S. holder of Series F Preferred Units may be, and any gain from the sale or disposition of Series F Preferred Units will generally be, considered effectively connected income and will be subject to U.S. federal income tax. Distributions to non-U.S. holders of Series F Preferred Units will be subject to withholding taxes. If the amount of withholding exceeds the amount of U.S. federal income tax actually due, non-U.S. holders of Series F Preferred Units may be required to file U.S. federal income tax returns in order to seek a refund of such excess. The Tax Cuts and Jobs Act imposes a withholding obligation of 10% of the amount realized upon a non-U.S. unitholder’s sale or disposition of partnership interests. However, the IRS has temporarily suspended the application of the withholding requirements on sales of publicly traded interests in partnerships pending promulgation of Treasury regulations or other guidance. It is not clear if or when such Treasury regulations or other guidance will be issued.

Additionally, the treatment of guaranteed payments for the use of capital to tax-exempt investors is not certain and such payments may be treated as unrelated business taxable income for U.S. federal income tax purposes. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor with respect to the consequences of owning our Series F Preferred Units.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $                 million (or approximately $                million if the underwriters exercise in full their option to purchase additional Series F Preferred Units), after deducting the underwriters’ discount and estimated offering expenses. We intend to use the net proceeds from this offering to reduce borrowings under our revolving credit facility, which may be reborrowed from time to time for general partnership purposes or to repay indebtedness assumed upon closing of the SXE Transactions.

As of December 31, 2017, we had approximately $697.9 million of borrowings and $24.1 million of letters of credit outstanding under our revolving credit facility, with a weighted average interest rate of 4.96%. Substantially all of the borrowings were used for general partnership purposes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2017:

•	on a consolidated historical basis; and

•	as adjusted to reflect the sale of the Series F Preferred Units offered hereby and the application of the net proceeds therefrom as described in “Use of Proceeds.”

Please read this table in conjunction with our financial statements and notes that are incorporated by reference into this prospectus.

($ in thousands)	Historical	As Adjusted(1)
Cash and cash equivalents(2)	$8,782	$

Long-term debt(3):
AMID secured revolving credit facility	$697,900	$
3.77% Senior Secured Notes due 2031(4)	55,198		55,198
3.97% Senior Secured Notes due 2032(5)	29,937		29,937
8.500% Senior Notes due 2021	418,421		418,421

Total long-term debt	$1,201,456	$
Convertible preferred units:
Series A convertible preferred units	191,798		191,798
Series C convertible preferred units	125,382		125,382
Series F convertible preferred units	—

Total preferred units	$317,180	$
Equity:
Total partners’ capital	177,179		177,179
Noncontrolling interests	13,761		13,761

Total equity and partners’ capital	190,940		190,940

Total capitalization	$1,709,576	$

(1)	Does not give effect to the SXE Transactions, in connection with which we will be required to assume and refinance approximately $548.6 million of SXE’s indebtedness and issue common units and series E preferred units as consideration for the acquisition.
(2)	Does not include restricted cash.
(3)	Does not reflect any unamortized debt issuance costs.
(4)	American Midstream Midla Financing, LLC is the issuer of the 3.77% Senior Notes and American Midstream (Midla), LLC and Mid Louisiana Gas Transmission LLC are guarantors of the 3.77% Senior Notes.
(5)	Trans-Union Interstate Pipeline, LP (“Trans-Union”) is the issuer of the 3.97% Senior Notes. The 3.97% Senior Notes are secured by a first priority security interest in collateral including all real and personal property of Trans-Union, all of the general and limited partnership interests of Trans-Union, and all of the membership interests of AMID Trans-Union GP, LLC, the general partner of Trans-Union.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

The following is a summary of the relative rights and preferences of holders of our common units, series A preferred units, series C preferred units, Series F Preferred Units and incentive distribution rights in and to partnership distributions as provided for in our partnership agreement. We use the term “our partnership agreement” to refer to our Fifth Amended and Restated Agreement of Limited Partnership, as amended to reflect the issuance of the Series F Preferred Units offered hereby.

Distributions of Available Cash

General

Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to our unitholders of record on the applicable record date. After payment of series A quarterly distributions (as defined below), series C quarterly distributions (as defined below) and series F quarterly distributions (as defined below), any series A arrearage (as defined below), series C arrearage (as defined below) and series F arrearage (as defined below) and any interest thereon (“series A interest,” “series C interest” and “series F interest,” respectively), the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.4125 per unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters (as described below), before any distributions of available cash from operating surplus may be made in respect of our incentive distribution rights (the “incentive distribution rights”). Each distribution payable in respect of the series A preferred units (as described below) will be a number of series A PIK preferred units but may, at our election, be paid in cash or in a combination of series A PIK preferred units and cash as further described in our partnership agreement. Through the quarter ending December 31, 2018, at our election and upon the consent of the series C unitholder, each distribution payable in respect of the series C preferred units (as described below) may be paid partially or entirely in a number of series C PIK preferred units as further described in our partnership agreement. Otherwise, during such period, each distribution payable in respect of the series C preferred units will be paid in cash. With respect to the quarter ending March 31, 2019 and all quarters thereafter, each distribution payable in respect of the series C preferred units will be paid entirely in cash. For information regarding the Series F Preferred Units and their distribution provisions, please read “Description of Series F Preferred Units—Distributions.”

If the SXE Transactions are consummated, we will issue a new class of preferred units called series E preferred units at the closing of the transaction pursuant to the transaction agreements. For information regarding the series E preferred units and their distribution provisions, please read “Provisions of the AMID Partnership Agreement Relating to Cash Distributions” in our prospectus/proxy statement filed on February 13, 2018, which information is incorporated by reference herein.

Definition of Available Cash

Available cash generally means, for any quarter, all cash and cash equivalents on hand at the end of that quarter:

•	less the amount of cash reserves established by our general partner at the date of determination of available cash for that quarter to:

•	provide for the proper conduct of our business (including reserves for our future capital expenditures, anticipated future credit needs and refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing related to FERC rate proceedings or rate proceedings under applicable law subsequent to that quarter);

•	comply with applicable law, any of our debt instruments or other agreements; or

•	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for common units unless it determines that the establishment of reserves will not prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for the current quarter and the next four quarters);

•	plus, if our general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under our partnership agreement, working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners, and with the intent of the borrower to repay such borrowings within 12 months with funds other than from additional working capital borrowings. The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures (as described below) and thus reduce operating surplus. However, if working capital borrowings, which increase operating surplus, are not repaid during the 12-month period following the borrowing, such borrowing will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowings are in fact repaid, they will not be treated as a further reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

Minimum Quarterly Distribution

The minimum quarterly distribution, as defined in our partnership agreement, is $0.4125 per common unit per quarter, or $1.65 on an annualized basis. We paid a quarterly distribution on February 14, 2018 in respect of the quarter ended December 31, 2017 of $0.4125 per AMID Common Units, or $1.65 per AMID Common Unit on an annualized basis after payment of the series A quarterly distribution and series C quarterly distribution, any series A arrearage or series C arrearage and any series A interest or series C interest, the establishment of cash reserves and the payment of costs and expenses, including reimbursements of expenses to our general partner. However, there is no guarantee that we will pay the minimum quarterly distribution or any distribution on our units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by and subject to change by our general partner, taking into consideration the terms of our partnership agreement.

If, in any quarter, we distribute less than the minimum quarterly distribution on each common unit, then each common unit will accrue arrearages. The amount of arrearage accrued with respect to each common unit is equal to (a) the sum of the deficit between the quarterly distribution paid and the minimum quarterly distribution on all common units issued in our initial public offering (b) divided by the number of common units outstanding as of the end of such quarter. Because have more common units outstanding than were issued in the initial public offering, the arrearage, if any, accrued on each common unit will be less than the deficit between the quarterly distribution paid on such common unit and the minimum quarterly distribution.

Operating Surplus and Capital Surplus

General

All cash distributed to unitholders is characterized as either being paid from “operating surplus” or “capital surplus.” Our partnership agreement treats distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Operating Surplus

Our partnership agreement defines operating surplus as:

•	$11.5 million (as described below); plus

•	all of our cash receipts since the closing of our initial public offering, excluding cash from interim capital transactions (as defined below); plus

•	working capital borrowings made after the end of a quarter but on or before the date of determination of operating surplus for that quarter; plus

•	cash distributions paid on equity issued to finance all or a portion of the construction, acquisition, development or improvement of a capital improvement or replacement of a capital asset (such as equipment or facilities) in respect of the period beginning on the date that we enter into a binding obligation to commence the construction, acquisition, development or improvement of a capital improvement or replacement of a capital asset and ending on the earlier to occur of the date the capital improvement or capital asset commences commercial service and the date that it is abandoned or disposed of; plus

•	cash distributions paid on equity issued to pay the construction-period interest on debt incurred, or to pay construction-period distributions on equity issued, to finance the capital improvements or capital assets referred to above; less

•	all of our operating expenditures (as defined below) since the closing of our initial public offering; less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within 12 months after having been incurred, or repaid within such 12-month period with the proceeds of additional working capital borrowings; less

•	any cash loss realized on disposition of an investment capital expenditure.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by operations. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $11.5 million of cash we receive from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus.

Our partnership agreement defines interim capital transactions as (i) borrowings, refinancings or refundings of indebtedness (other than working capital borrowings and items purchased on open account or for a deferred purchase price in the ordinary course of business) and sales of debt securities, (ii) sales of equity securities, (iii) sales or other dispositions of assets, other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and sales or other dispositions of assets as part of normal asset retirements or replacements, (iv) the termination of commodity hedge contracts or interest rate hedge contracts prior to the termination date specified therein (provided that cash receipts from any such termination will be included in operating surplus in equal quarterly installments over the remaining scheduled life of the contract), (v) capital contributions received (other than capital contributions received pursuant to the Distribution Support and Expense Reimbursement Agreement among us, our general partner and Magnolia Infrastructure Holdings, LLC (“Magnolia Holdings”) dated October 23, 2016 or in connection with the reimbursement of expenses or integration costs relating to our acquisition of JP Energy Partners LP), and (vi) corporate reorganizations or restructurings.

Our partnership agreement defines operating expenditures as all of our cash expenditures, including, but not limited to, taxes, reimbursements of expenses of our general partner and its affiliates, interest payments, payments made in the ordinary course of business under interest rate hedge contracts and commodity hedge contracts (provided that payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract), estimated maintenance capital expenditures (as discussed in further detail below), director and officer compensation, repayment of working capital borrowings and non-pro rata repurchases of our common units, series A preferred units and series C preferred units; provided, however, that operating expenditures will not include:

•	repayments of working capital borrowings where such borrowings have previously been deemed to have been repaid (as described above);

•	payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than working capital borrowings;

•	expansion capital expenditures;

•	actual maintenance capital expenditures;

•	investment capital expenditures;

•	payment of transaction expenses (including, but not limited to, taxes) relating to interim capital transactions;

•	distributions to our partners;

•	non-pro rata purchases of any class of our units made with the proceeds of an interim capital transaction; or

•	any other payments made in connection with our initial public offering that are described in “Use of Proceeds.”

Capital Surplus

Capital surplus is defined in our partnership agreement as any distribution of available cash in excess of our cumulative operating surplus. Accordingly, except as described above, capital surplus would generally be generated by:

•	borrowings other than working capital borrowings;

•	sales of our equity and debt securities; and

•	sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of ordinary course retirement or replacement of assets.

Characterization of Cash Distributions

Our partnership agreement requires that we treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of our initial public offering equals the aggregate operating surplus from the closing of our initial public offering through the end of the quarter immediately preceding that distribution. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Distributions of Available Cash from Operating Surplus

Maintenance capital expenditures are cash expenditures (including expenditures for the addition or improvement to, or the replacement of, our capital assets, for the acquisition of existing, or the construction or development of new, capital assets or for any integrity management program) made to maintain our long-term operating income or operating capacity. We expect that a primary component of maintenance capital expenditures will include expenditures for routine equipment and pipeline maintenance or replacement due to obsolescence. Maintenance capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance all or any portion of the construction or development of a replacement asset that is paid in respect of the period that begins when we enter into a binding obligation to commence constructing or developing a replacement asset and ending on the earlier to occur of the date that any such replacement asset commences commercial service and the date that it is abandoned or disposed of.

Because our maintenance capital expenditures can be irregular, the amount of our actual maintenance capital expenditures may differ substantially from period to period, which could cause similar fluctuations in the amounts of operating surplus, adjusted operating surplus and cash available for distribution to our unitholders if we subtracted actual maintenance capital expenditures from operating surplus.

Our partnership agreement requires that an estimate of the average quarterly maintenance capital expenditures be subtracted from operating surplus each quarter as opposed to the actual amounts spent. The amount of estimated maintenance capital expenditures deducted from operating surplus for those periods will be determined by the board of directors of our general partner at least once a year, subject to the concurrence of the Conflicts Committee of the board of directors of our general partner (the “Conflicts Committee”). The estimate will be made annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance capital expenditures on a long-term basis. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only.

The use of estimated maintenance capital expenditures in calculating operating surplus will have the following effects:

•	it will reduce the risk that maintenance capital expenditures in any one quarter will be large enough to render operating surplus less than the minimum quarterly distribution to be paid on all of the common units for the quarter and subsequent quarters;

•	it will increase our ability to distribute as operating surplus cash we receive from non-operating sources; and

•	it will be more difficult for us to raise our distribution above the minimum quarterly distribution and pay incentive distributions on the incentive distribution rights held by our general partner.

Estimated maintenance capital expenditures reduce operating surplus, but expansion capital expenditures, investment capital expenditures and actual maintenance capital expenditures do not.

Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating income or operating capacity over the long term. Expansion capital expenditures include interest payments (and related fees) on debt incurred and distributions on equity issued to finance the construction, acquisition or development of an improvement to our capital assets and paid in respect of the period beginning on the date that we enter into a binding obligation to commence construction, acquisition or development of the capital improvement and ending on the earlier to occur of the date that such capital improvement commences commercial service and the date that such capital improvement is abandoned or disposed of. Examples of expansion capital expenditures include the acquisition of equipment, or the construction, development or acquisition of additional pipeline or treating capacity or new compression capacity.

Capital expenditures that are made in part for expansion capital purposes and in part for other purposes will be allocated between expansion capital expenditures and expenditures for other purposes by our general partner (with the concurrence of the Conflicts Committee).

Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of facilities that are in excess of the maintenance of our existing operating capacity or operating income, but that are not expected to expand, for more than the short term, our operating capacity or operating income.

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net drawdowns of reserves of cash established in prior periods. Adjusted operating surplus for a period consists of:

•	operating surplus generated with respect to that period (excluding any amounts attributable to the item described in the first bullet point under “—Operating Surplus and Capital Surplus—Operating Surplus” above); less

•	any net increase in working capital borrowings with respect to that period; less

•	any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•	any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to that period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Removal of General Partner

If the unitholders remove our general partner other than for cause and no units held by our general partner and its affiliates are voted in favor of such removal:

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Series A Preferred Units

Distributions

We have outstanding series A preferred units, which include both series A-1 and series A-2 preferred units. The series A-1 preferred units were issued in April of 2013, while the series A-2 preferred units were issued in March of 2015. The series A-1 preferred units and series A-2 preferred units are referred to collectively as the “series A preferred units.” Series A preferred units have the right to receive cumulative distributions, in the same priority as distributions to the series C preferred units and Series F Preferred Units, and prior to any other distributions made in respect of any other partnership interests (the “series A quarterly distribution”) in the amounts described herein. The series A quarterly distribution on each outstanding series A preferred unit was paid as a number of series A PIK preferred units (as defined below) equal to the series A PIK payment amount (as defined below) through the quarter ended March 31, 2014. With respect to all quarters beginning after March 31, 2014 through and including the quarter ended December 31, 2016, the series A quarterly distribution on each outstanding series A preferred unit was paid as a number of series A PIK preferred units equal to the series A second PIK payment amount (as defined below). In our general partner’s discretion, the series A quarterly distribution may instead be paid as (x) an amount in cash up to the greater of (a) $0.50 and (b) the series A distribution amount (as defined below), and (y) a number of series A PIK preferred units equal to (a) the remainder of (i) the greater of (I) $0.50 and (II) the series A distribution amount less (ii) the amount of cash paid pursuant to clause (x), divided by (b) the series A adjusted issue price (as defined below). For the quarter ended March 31, 2017 and thereafter, the series A quarterly distribution on each outstanding series A preferred unit will be paid as a number of series A PIK preferred units equal to the series A third PIK payment amount (as defined below). However, in our general partner’s discretion, which determination shall be made prior to the record date for the relevant quarter, the series A preferred quarterly distribution may be paid as (x) an amount in cash up to the greater of (1) $0.4125 and (2) the series A distribution amount, and (y) a number of series A PIK preferred units equal to the quotient of (a) the remainder of (i) the greater of (I) $0.4125 and (II) the series A distribution amount less (ii) the amount of cash paid pursuant to clause (x), divided by (b) the series A adjusted issue price. If all or any portion of a series A quarterly distribution is to be paid in cash, then the aggregate amount of such cash to be so distributed in respect of the series A preferred units outstanding shall be paid out of available cash in the same priority as any cash distributions made to the series C preferred unitholders and series F preferred unitholders, which will be made prior to making any distribution to our general partner, or our common unitholders. To the extent that any portion of a series A quarterly distribution, series C quarterly distribution and series F quarterly distribution with respect to any quarter to be paid in cash with respect to any quarter exceeds the amount of available cash for such quarter, an amount of cash equal to the available cash for such quarter will be paid to the series A preferred unitholders, series C preferred unitholders and series F preferred unitholders, pro rata, and the balance of such series A quarterly distribution shall be unpaid and shall constitute an arrearage (the “series A arrearage”) and accrue interest until paid in a future quarter.

Our partnership agreement defines series A PIK preferred units as additional series A preferred units issued in kind as a distribution to holders of series A preferred units.

Our partnership agreement defines the series A PIK payment amount as a number of series A PIK preferred units equal to (i) the greater of (x) $0.25 and (y) the series A distribution amount less $0.25 divided by (ii) the series A issue price, as it may be adjusted from time to time pursuant to our partnership agreement. We define the series A second PIK payment amount as a number of series A PIK preferred units equal to (i) the greater of (x) $0.50 and (y) the series A distribution amount divided by (ii) the series A issue price, as it may be adjusted from time to time pursuant to our partnership agreement. We define the series A third PIK payment amount as the number of series A PIK preferred units equal to the quotient of (i) the greater of (a) $0.4125 and (b) the series A distribution amount divided by (ii) the series A adjusted issue price.

Our partnership agreement defines the series A distribution amount with respect to any particular quarter as the cash distribution amount for such quarter that each series A preferred unit would have received on an as-converted basis if it had been converted immediately prior to the beginning of the quarter in respect of which such distributions are being paid into the number of common units into which such series A preferred unit is convertible pursuant to Section 5.12(b)(viii) of our partnership agreement.

We define the series A adjusted issue price as an amount equal to (i) $17.50 per series A preferred unit, divided by (ii) the series A conversion rate, which was 1.1490 as of December 31, 2017.

Series C Preferred Units

Distributions

We have outstanding series C preferred units. The series C preferred units were issued on April 25, 2016. Series C preferred units have the right to receive cumulative distributions, in the same priority as distributions to the series A preferred units and Series F Preferred Units, and prior to any other distributions made in respect of any other partnership interests (the “series C quarterly distribution”) in the amounts described herein. The series C quarterly distribution on each outstanding series C preferred unit was paid as a number of series C PIK preferred units (as defined below) equal to the series C PIK payment amount (as defined below) through the quarter ended June 30, 2016. With respect to all quarters beginning after June 30, 2016 through and including the quarter ending December 31, 2018, in the discretion of our general partner and upon the consent of the series C unitholder, the series C quarterly distribution on each outstanding series C preferred unit may be paid partially or entirely in a number of series C PIK preferred units equal to the series C PIK payment amount (as defined below). Otherwise, during such period, the series C quarterly distribution will be paid in cash in an amount per quarter per series C preferred unit payable in arrears equal to the greater of (i) $0.4125 and (ii) the Series C distribution amount (as defined below) (the “series C distribution rate”). With respect to the quarter ending March 31, 2019 and all quarters thereafter, the series C quarterly distribution on each outstanding series C preferred unit will be paid entirely in cash at the series C distribution rate per series C preferred unit. If all or any portion of a series C quarterly distribution is to be paid in cash, then the aggregate amount of such cash to be so distributed in respect of the series C preferred units outstanding shall be paid out of available cash in the same priority as any cash distributions made to the series A preferred unitholders and series F preferred unitholders, which will be made prior to making any distribution to our general partner, or our common unitholders. To the extent that any portion of a series A quarterly distribution, series C quarterly distribution and series F quarterly distribution with respect to any quarter to be paid in cash with respect to any quarter exceeds the amount of available cash for such quarter, an amount of cash equal to the available cash for such quarter will be paid to the series A preferred unitholders, series C preferred unitholders and series F preferred unitholders, pro rata, and the balance of such series A quarterly distribution shall be unpaid and shall constitute an arrearage (the “series C arrearage”) and accrue interest until paid in a future quarter.

Our partnership agreement defines series C PIK preferred units as additional series C preferred units issued in kind as a distribution to holders of series C preferred units.

Our partnership agreement defines the series C PIK payment amount as a number of series C PIK preferred units equal to (i) the greater of (x) $0.4125 and (y) the series C distribution amount divided by (ii) the series C issue price, as it may be adjusted from time to time pursuant to our partnership agreement.

Our partnership agreement defines the series C distribution amount with respect to any particular quarter as the cash distribution amount for such quarter that each series C preferred unit would have received on an as-converted basis if it had been converted immediately prior to the beginning of the quarter in respect of which such distributions are being paid into the number of common units into which such series C preferred unit is convertible pursuant to Section 5.14(b)(viii) of our partnership agreement.

We define the series C adjusted issue price as an amount equal to (i) $14.00 per series C preferred unit, divided by (ii) the series C conversion rate, which was 1.0456 as of December 31, 2017.

Warrant

In connection with the issuance of the series C preferred units, on April 25, 2016, we issued a warrant to Magnolia Holdings to purchase up to 800,000 of our common units at an exercise price of $7.25 per common unit (the “series C warrant”). On April 25, 2017, the number of common units that may be purchased pursuant to the exercise of the Series C Warrant was adjusted by an amount, rounded to the nearest whole common unit, equal to the product obtained by the following calculation: (i) 400,000 multiplied by (ii) (A) the Series C Issue Price multiplied by the number of Series C Units then outstanding less $45.0 million divided by (B) the Series C Issue Price multiplied by the number of Series C Units issued, less $45.0 million. As a result of such adjustment, the number of common units that can be purchased upon the exercise of the Series C Warrant increased by 416,485 common units.

Any Series C Units issued in-kind as a distribution to holders of Series C Units (“Series C PIK Units”) will increase the number of common units that can be purchased upon exercise of the Series C Warrant by an amount, rounded to the nearest whole common unit, equal to the product obtained by the following calculation: (i) the total number of common units into which each Series C Warrant may be exercised immediately prior to the most recent issuance of the Series C PIK Units multiplied by (ii) (A) the total number of outstanding Series C Units immediately after the most recent issuance of Series C PIK Units divided by (B) the total number of outstanding Series C Units immediately prior to the most recent issuance of Series C PIK Units. As of December 31, 2017, the number of common units that can be purchased upon the exercise of the Series C Warrant increased to 1,253,260 common units.

Distributions of Available Cash from Operating Surplus Following Series A Quarterly Distributions, Series C Quarterly Distributions and Series F Quarterly Distributions

We will make distributions of available cash from operating surplus for any quarter, after paying the series A quarterly distribution, series C quarterly distribution and series F quarterly distributions, and any series A arrearage, series C arrearage and series F arrearage, and any series A interest, series C interest and series F interest, in the following manner:

•	first, 98.72% to the common unitholders, pro rata, and 1.28% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•	second, 98.72% to the common unitholders, pro rata, and 1.28% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters; and

•	thereafter, in the manner described in “—General Partner Interest and Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that our general partner maintains its 1.28% general partner interest, that we do not issue additional classes of equity securities, and that we do not pay distributions in respect of the series A preferred units in series A PIK preferred units or in respect of series C preferred units in series C PIK preferred units.

General Partner Interest and Incentive Distribution Rights

Our partnership agreement provides that, after paying the series A quarterly distributions, series C quarterly distributions and series F quarterly distributions, and any series A arrearage, series C arrearage and series F arrearage, and any series A interest, series C interest and series F interest, our general partner initially is entitled, in accordance with its general partner interest, to a percentage of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us in order to maintain its general partner interest if we issue additional units. Our general partner’s interest, and the percentage of our cash distributions to which it is entitled from such interest, will be proportionately reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us in order to maintain its general partner interest. Our partnership agreement does not require that our general partner fund its capital contribution with cash. It may instead fund its capital contribution by the contribution to us of common units or other property. As of December 31, 2017, our general partner held a 1.28% general partner interest.

Incentive distribution rights represent the right to receive 48.0% of quarterly distributions of available cash from operating surplus after the series A quarterly distribution, series C quarterly distribution and series F quarterly distribution, and any series A arrearage, series C arrearage and series F arrearage, and any series A interest, series C interest and series F interest, the minimum quarterly distribution, and any arrearages in payment of the minimum quarterly distribution have been distributed. Our general partner holds 100% of our incentive distribution rights.

The following discussion assumes that our general partner maintains its 1.28% general partner interest and that there are no arrearages on our common units.

If for any quarter:

•	we have distributed available cash from operating surplus on outstanding series A preferred units, series C preferred units and Series F Preferred Units in an amount equal to the series A quarterly distribution, series C quarterly distribution and series F quarterly distribution;

•	we have distributed available cash from operating surplus on outstanding series A preferred units, series C preferred units and Series F Preferred Units in an amount necessary to eliminate any series A arrearage, series C arrearage and series F arrearage and series A interest, series C interest and series F interest;

•	we have distributed available cash from operating surplus to the common unitholders pro rata, until the common units have received an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on outstanding common units pro rata, until the common units have received an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

•	50.72% to the common unitholders, pro rata, 1.28% to our general partner, and 48.0% to our general partner as the holder of our incentive distribution rights.

The preceding discussion is based on the assumption that our general partner maintains its 1.28% general partner interest, that we do not issue additional classes of equity securities, and that we do not pay distributions in respect of the series A preferred units in series A PIK preferred units or in respect of the series C preferred units in series C PIK preferred units.

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made

We will make distributions of available cash from capital surplus, if any, in the following manner:

•	first, to the holders of series A preferred units, series C preferred units and Series F Preferred Units, the series A quarterly distribution, series C quarterly distribution and series F quarterly distribution, any series A arrearage, series C arrearage and series F arrearage, and any series A interest, series C interest and series F interest;

•	second, 98.72% to all unitholders, pro rata, and 1.28% to our general partner, until the minimum quarterly distribution has been reduced to zero, under a formula based on the ratio of the distribution to the fair market value of the common units immediately prior to the announcement of the distribution;

•	third, 98.72% to the common unitholders, pro rata, and 1.28% to our general partner, until we distribute for each outstanding common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, as if they were from operating surplus.

The preceding discussion is based on the assumptions that our general partner maintains its 1.28% general partner interest, that we do not issue additional classes of equity securities and that we do not pay distributions in respect of the series A preferred units in series A PIK preferred units or in respect of the series C preferred units in series C PIK preferred units.

Because distributions of capital surplus will reduce the minimum quarterly distribution after any of these distributions are made, it may be easier for our general partner to receive incentive distributions.

Adjustment to the Minimum Quarterly Distribution

In addition to adjusting the minimum quarterly distribution to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we are required to proportionately adjust the minimum quarterly distribution and the number of general partner units comprising the general partner interest.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution would be reduced to 50% of its initial level. We will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental authority so that we become taxable as a corporation or otherwise subject to taxation as an entity for U.S. federal, state or local income tax purposes, our partnership agreement specifies that the minimum quarterly distribution for each quarter may be reduced by multiplying the applicable minimum quarterly distribution by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus our general partner’s estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

General

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. Next, we will distribute proceeds to the holder of series A preferred units, series C preferred units and Series F Preferred Units, prior and in preference to any distribution of assets to our general partner, our common unitholders, the positive value in such series A preferred unitholder’s, series C unitholder’s and series F unitholder’s capital account in respect of its series A preferred units, series C preferred units or Series F Preferred Units, as applicable. We will distribute any remaining proceeds to the common unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

Manner of Adjustments for Gain

The manner of the adjustment for gain is set forth in our partnership agreement. We will generally allocate any gain to our partners in the following manner:

•	first, to our general partner to the extent of the negative balance in its capital account, if any;

•	second, to the holders of series A preferred units, series C preferred units and Series F Preferred Units, pro rata, until the capital account in respect of each outstanding series A preferred units, series C preferred units and Series F Preferred Units is equal to the series A liquidation value of such series A preferred unit, the series C liquidation value of such series C preferred unit and the series F liquidation value of such Series F Preferred Unit, respectively, as defined in our partnership agreement;

•	third, 98.72% to our common unitholders, pro rata, and 1.28% to our general partner, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price (i.e., the initial public offering price less any distributions of capital surplus per unit); (2) the amount of the minimum quarterly distribution for the quarter during which the liquidation occurs with respect to such common unit for such quarter; and (3) any unpaid arrearages in payment of the minimum quarterly distribution; and

•	thereafter, 50.72% to all unitholders (including holders of series A preferred units, series C preferred units and Series F Preferred Units, pro rata, 1.28% to our general partner and 48% to the holders of our incentive distribution rights.

The percentages set forth above are based on the assumption that our general partner maintains its 1.28% general partner interest, our general partner has not transferred its incentive distribution rights, that we do not issue additional classes of equity securities, and that we do not pay distributions in respect of the series A preferred units in series A PIK preferred units or in respect of the series C preferred units in series C PIK preferred units.

Manner of Adjustments for Losses

We will generally allocate any loss to our general partner and unitholders in the following manner:

•	first, 98.72% to the holders of our common units in proportion to the positive balances in their capital accounts and 1.28% to our general partner, until the capital accounts of the common unitholders have been reduced to zero;

•	second, 98.72% to all unitholders (including holders of series A preferred units, series C preferred units and Series F Preferred Units), pro rata, and 1.28% to our general partner, provided that such loss shall not be allocated in this manner to the extent such allocation would cause any unitholder to have a deficit balance in its adjusted capital account;

•	third, to the holders of series A preferred units, series C preferred units and Series F Preferred Units, pro rata, until the capital accounts of the series A preferred unitholders, series C preferred unitholders and series F preferred unitholders have been reduced to zero, respectively; and

•	thereafter, 100.0% to our general partner.

Adjustments to Capital Accounts

Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain resulting from the adjustments to the unitholders and our general partner in the same manner as we allocate gain upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon the liquidation in a manner which results, to the extent possible, in the partners’ capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made. In contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and our general partner based on their respective percentage ownership of us.

DESCRIPTION OF SERIES F PREFERRED UNITS

The following description of the Series F Preferred Units does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of our Fifth Amended and Restated Agreement of Limited Partnership, as amended by Amendment No. 9 to our Fifth Amended and Restated Agreement of Limited Partnership, which will be entered into in connection with the closing of this offering and will be filed as an exhibit to a Current Report on Form 8-K.

General

The Series F Preferred Units offered hereby are a new series of preferred units. Upon completion of this offering, there will be                     Series F Preferred Units issued and outstanding (assuming no exercise of the underwriters’ option to purchase additional Series F Preferred Units). We may, without notice to or consent of the holders of the then-outstanding Series F Preferred Units, authorize and issue additional Series F Preferred Units and Junior Securities (as defined under “Summary—The Offering—Ranking”) and, subject to the limitations described under “—Voting Rights,” Senior Securities and Parity Securities (each, as defined under “Summary—The Offering—Ranking”).

The holders of our common units, series A preferred units, series C preferred units, Series F Preferred Units and IDRs are entitled to receive and, upon issuance at the closing of the SXE Transactions, the holders of our series E preferred units will be entitled to receive, to the extent permitted by law, such distributions as may from time to time be declared by our general partner. Upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of our common units, series A preferred units, series C preferred unites, Series F Preferred Units and IDRs are entitled to receive and, upon issuance at the closing of the SXE Transactions, the holders of our series E preferred units will be entitled to receive, distributions of our assets, after we have satisfied or made provision for our debts and other obligations and after payment to the holders of any class or series of limited partner interests (including the series A preferred units, series C preferred units, Series F Preferred Units and series E preferred units (when issued)) having preferential rights to receive distributions of our assets.

When issued and paid for in the manner described in this prospectus, the Series F Preferred Units offered hereby will be fully paid and nonassessable (except as such nonassessability may be affected by Sections 17-303(a), 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act). Subject to the matters described under “—Liquidation Rights,” each Series F Preferred Unit will generally have a fixed liquidation preference of $25.00 per Series F Preferred Unit plus an amount equal to accumulated and unpaid distributions thereon to, but not including, the date fixed for payment, whether or not declared.

The Series F Preferred Units will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Series F Preferred Units will rank junior to all of our current and future indebtedness and other liabilities with respect to assets available to satisfy claims against us. The rights of the holders of Series F Preferred Units to receive the liquidation preference will be subject to the proportional rights of holders of Parity Securities.

All of the Series F Preferred Units offered hereby will be represented by a single certificate issued to The Depository Trust Company (and its successors or assigns or any other securities depositary selected by us) (the “Securities Depositary”) and registered in the name of its nominee. So long as a Securities Depositary has been appointed and is serving, no person acquiring Series F Preferred Units will be entitled to receive a certificate representing such Series F Preferred Units unless applicable law otherwise requires or the Securities Depositary resigns or is no longer eligible to act as such and a successor is not appointed. See “—Book-Entry System.”

Except as described below in “—Change of Control—Conversion Right upon a Change of Control,” the Series F Preferred Units will not be convertible into common units or any other securities and will not have exchange rights or be entitled or subject to any preemptive or similar rights. The Series F Preferred Units will not be subject to mandatory redemption or to any sinking fund requirements. The Series F Preferred Units will be subject to redemption, in whole or in part, at our option commencing on March 15, 2023. See “—Redemption.”

We have appointed Wells Fargo Shareowner Services as the paying agent (the “Paying Agent”), and the registrar and transfer agent (the “Registrar and Transfer Agent”) for the Series F Preferred Units. The address of the Paying Agent is 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120.

Ranking

The Series F Preferred Units will, with respect to anticipated                      distributions and distributions upon the liquidation, winding-up and dissolution of our affairs, rank:

•	senior to the Junior Securities (including our common units);

•	on parity with the Parity Securities (including the series A preferred units, series C preferred units and series E preferred units (when issued));

•	junior to the Senior Securities; and

•	junior to all of our existing and future indebtedness and other liabilities with respect to assets available to satisfy claims against us.

Under our Partnership Agreement, we may issue Junior Securities from time to time in one or more series without the consent of the holders of the Series F Preferred Units. The board of directors of our general partner (the “Board of Directors”) has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any units of that series. The Board of Directors will also determine the number of units constituting each series of securities. Our ability to issue additional Parity Securities in certain circumstances or Senior Securities is limited as described under “—Voting Rights.”

Liquidation Rights

We will (except to the extent necessary to ensure parity between the Series F Preferred Units and Parity Securities) liquidate in accordance with capital accounts. The capital account maintenance and allocation provisions are designed to provide to holders of our Series F Preferred Units and Parity Securities, to the greatest extent possible, the benefit of their respective liquidation preferences. If necessary, the holders of outstanding Series F Preferred Units will be specially allocated items of our gross income and gain in a manner designed to achieve, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, a capital account balance equal to the liquidation preference of $25.00 per Series F Preferred Unit (subject to adjustment for any splits, combinations or similar adjustment to the Series F Preferred Units). If the amount of our gross income and gain available to be specially allocated to the Series F Preferred Units is not sufficient to cause the capital account of a Series F Preferred Unit to equal the liquidation preference of a Series F Preferred Unit, then the amount that a holder of Series F Preferred Units would receive upon liquidation may be less than the Series F Preferred Unit liquidation preference. Any accumulated and unpaid distributions on the Series F Preferred Units will be paid prior to any distributions in liquidation made in accordance with capital accounts. The rights of the holders of Series F Preferred Units to receive the liquidation preference will be subject to the proportional rights of holders of Parity Securities.

Voting Rights

The Series F Preferred Units will have no voting rights except as set forth below or as otherwise provided by Delaware law.

Unless we have received the affirmative vote or consent of the holders of at least a majority of the outstanding Series F Preferred Units, voting as a separate class, we may not adopt any amendment to our Partnership Agreement that would adversely affect the holders of the Series F Preferred Units in any material respect and affects the holders of the Series F Preferred Units disproportionately in relation to the holders of Common Units.

In addition, unless we have received the affirmative vote or consent of the holders of at least a majority of the outstanding Series F Preferred Units, the series A preferred units, series C preferred units and series E preferred units (when issued), voting separately as a class, upon which like voting rights have been conferred and are exercisable, we may not create or issue any Parity Securities or Senior Securities.

On any matter described above in which the holders of the Series F Preferred Units are entitled to vote as a class, such holders will be entitled to one vote per Series F Preferred Unit. The Series F Preferred Units held by us or any of our subsidiaries or controlled affiliates will not be entitled to vote.

Series F Preferred Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

Distributions

General

Holders of Series F Preferred Units will be entitled to receive, when, as and if declared by our general partner out of legally available funds for such purpose, cumulative cash distributions. Unless otherwise determined by our general partner, distributions on the Series F Preferred Units will be deemed to have been paid out of our available cash with respect to the quarter ended immediately preceding the quarter in which the distribution is made. Distributions on the Series F Preferred Units will be paid on an equal priority basis with distributions on outstanding Parity Securities, if any, including the series A preferred units, series C preferred units and series E preferred units (when issued).

Distribution Rate

The initial distribution rate for the Series F Preferred Units from and including the date of original issue to, but not including,             , 2023 (the “Fixed Rate Period”) will be        % per annum of the $25.00 liquidation preference per unit (equal to $            per unit per annum). On and after             , 2023 (the “Floating Rate Period”), distributions on the Series F Preferred Units will accumulate for each quarterly distribution period at a percentage of the $25.00 liquidation preference equal to the applicable three-month LIBOR plus a spread of        %.

LIBOR for each quarterly distribution period during the Floating Rate Period (“Three-Month LIBOR Rate”) will be determined by the Calculation Agent (see “—Calculation Agent” below), as of the applicable Determination Date (as defined below), in accordance with the following provisions:

•	the rate (expressed as a percentage per year) for deposits in U.S. dollars for a three-month period commencing on the first day of such distribution period that appears on Reuters Page LIBOR01 as of 11:00 a.m., London time, on such Determination Date; or

•	if no such rate is so published, we will select four major banks in the London interbank market and request that the principal London offices of those four selected banks provide their offered quotations for deposits in U.S. dollars for a period of three months, commencing on the first day of the applicable quarterly distribution period, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on the Determination Date for such quarterly distribution period. Offered quotations must be based on a principal amount equal to an amount that, in our judgment, is representative of a single transaction in U.S. dollars in the London interbank market at the time. If two or more quotations are provided, the Three-Month LIBOR Rate for such quarterly distribution period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, the Three-Month LIBOR Rate for such quarterly distribution period will be the arithmetic mean of the rates quoted on the Determination Date for such quarterly distribution period by three major banks in New York City selected by us, for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of such quarterly distribution period. The rates quoted must be based on an amount that, in our judgment, is representative of a single transaction in U.S. dollars in that market at the time. If fewer than three New York City banks selected by us are quoting rates in the manner described above, the Three-Month LIBOR Rate for the applicable quarterly distribution period will be the same as for the immediately preceding quarterly distribution period or, if the immediately preceding quarterly distribution period was within the Fixed Rate Period, the same as for the most recent quarter for which the Three-Month LIBOR Rate can be determined.

Notwithstanding the foregoing,

•	if the Calculation Agent determines on the applicable Determination Date that the Three-Month LIBOR Rate has been discontinued, then the Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the Three-Month LIBOR Rate, provided that if the Calculation Agent determines there is an industry-accepted substitute or successor base rate, then the Calculation Agent shall use such substitute or successor base rate; and

•	if the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine what business day convention to use, the definition of business day, the distribution determination date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Three-Month LIBOR Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

Our general partner will appoint a Calculation Agent for the Series F Preferred Units prior to the commencement of the Floating Rate Period.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

“Determination Date” means the London Business Day (as defined below) immediately preceding the first date of the applicable quarterly distribution period.

“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“quarterly distribution period” with respect to each distribution on the Series F Preferred Units on a Distribution Payment Date, means the three month period beginning on and including the first day of the third calendar month next preceding the Distribution Payment Date for such distribution and ending on and including the last day of the calendar month next preceding the Distribution Payment Date for such distribution.

“Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace the LIBOR01 page on that service, or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

Distribution Payment Dates

The “Distribution Payment Dates” for the Series F Preferred Units will be the 15th day of                     ,             ,              and              of each year, commencing on             , 2018. Distributions will accumulate in each quarterly distribution period from and including the preceding Distribution Payment Date or the initial issue date, as the case may be, to but excluding the applicable Distribution Payment Date for such quarterly distribution period, and distributions will accrue on accumulated distributions at the applicable distribution rate. If any Distribution Payment Date otherwise would fall on a day that is not a Business Day, declared distributions will be paid on the immediately succeeding Business Day without the accumulation of additional distributions. Distributions on the Series F Preferred Units will be payable based on a 360-day year consisting of four 90-day periods. “Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the States of Texas or New York shall not be regarded as a Business Day.

Payment of Distributions

Not later than 5:00 p.m., New York City time, on each Distribution Payment Date, we will pay those quarterly distributions, if any, on the Series F Preferred Units that have been declared by our general partner to the holders of such Series F Preferred Units as such holders’ names appear on our unit transfer books maintained by the Registrar and Transfer Agent on the applicable record date. The record date will be the first Business Day of the month of the applicable Distribution Payment Date, except that in the case of payments of distributions in arrears, the record date with respect to a Distribution Payment Date will be such date as may be designated by the Board of Directors in accordance with our Partnership Agreement.

So long as the Series F Preferred Units are held of record by the nominee of the Securities Depositary, declared distributions will be paid to the Securities Depositary in same-day funds on each Distribution Payment Date. The Securities Depositary will credit accounts of its participants in accordance with the Securities Depositary’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series F Preferred Units in accordance with the instructions of such beneficial owners.

No distribution may be declared or paid or set aside for payment on any Junior Securities (other than a distribution payable solely in Junior Securities) unless full cumulative distributions have been or contemporaneously are being paid or set aside on all outstanding Series F Preferred Units and any Parity Securities through the most recent respective distribution payment dates. No distribution may be declared or paid or set apart for payment on the Series F Preferred Units unless full cumulative distributions have been or are contemporaneously paid on all Parity Securities.

Accumulated distributions in arrears for any past quarterly distribution period may be declared by our general partner and paid on any date fixed by our general partner, whether or not a Distribution Payment Date, to holders of the Series F Preferred Units on the record date for such payment, which may not be less than 10 days before such payment date. Subject to the next succeeding sentence, if all accumulated distributions in arrears on all outstanding Series F Preferred Units and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been set aside, payment of accumulated distributions in arrears will be made in order of their respective distribution payment dates, commencing with the earliest Distribution Payment Date. If less than all distributions payable with respect to all Series F Preferred Units and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series F Preferred Units and any Parity Securities entitled to a distribution payment at such time in proportion to the aggregate amounts remaining due in respect of such Series F Preferred Units and Parity Securities at such time. Holders of the Series F Preferred Units will not be entitled to any distribution, whether payable in cash, property or units, in excess of full cumulative distributions. Except insofar as distributions accumulate on the amount of any accumulated and unpaid distributions no interest or sum of money in lieu of interest will be payable in respect of any distribution payment which may be in arrears on the Series F Preferred Units.

Change of Control

Optional Redemption upon a Change of Control

Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series F Preferred Units in whole or in part within 120 days after the first date on which such Change of Control occurred (the “Change of Control Redemption Period”), by paying the liquidation preference of $25.00 per Series F Preferred Unit, plus all accumulated and unpaid distributions to, but not including, the redemption date, whether or not declared. If, prior to the Change of Control Conversion Date (as defined below), we exercise our right to redeem Series F Preferred Units as described in the immediately preceding sentence or as described below under “—Redemption,” holders of the Series F Preferred Units we have elected to redeem will not have the conversion right described below under “—Conversion Right upon a Change of Control.” Any cash payment to holders of Series F Preferred Units will be subject to the limitations contained in our revolving credit agreement and in any other agreements governing our indebtedness.

“Change of Control” means the occurrence of either of the following after the original issue date of the Series F Preferred Units:

•	the direct or indirect lease, sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or business combination), in one or a series of related transactions, of all or substantially all of the properties or assets of us and our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) and following such occurrence neither we nor such person has a class of common equity securities listed or admitted to trading on any National Securities Exchange (as defined below); or

•	the consummation of any transaction (including, without limitation, any merger, consolidation or business combination), the result of which is that any person (as defined above), other than American Midstream GP, LLC and its subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting interests of our general partner, measured by voting power rather than percentage of interests, and following such occurrence neither we nor such person has a class of common equity securities listed or admitted to trading on any National Securities Exchange.

“National Securities Exchange” means an exchange registered with the Securities and Exchange Commission under Section 6(a) of the Exchange Act (or any successor to such section).

Conversion Right upon a Change of Control

Upon the occurrence of a Change of Control, each holder of Series F Preferred Units will have the right (unless, during the Change of Control Redemption Period, we provide notice of our election to redeem Series F Preferred Units as described above under “—Optional Redemption upon a Change of Control” or below under “—Redemption”) to convert (the “Series F Change of Control Conversion”) some or all of the Series F Preferred Units held by such holder on the Change of Control Conversion Date into a number of our common units per Series F Preferred Unit to be converted equal (the “Common Unit Conversion Consideration”) to the lesser of:

•	the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accumulated and unpaid distributions to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series F Preferred Unit distribution payment and prior to the corresponding Series F Preferred Unit distribution payment date, in which case no additional amount for such accumulated and unpaid distribution will be included in this sum) by (ii) the Common Unit Price, and

•	,

subject, in each case, to certain adjustments and to provisions for (i) the payment of any Alternative Conversion Consideration and (ii) splits, combinations and distributions in the form of equity issuances, each as described in greater detail in our Partnership Agreement.

In the case of a Change of Control pursuant to which our common units will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Conversion Consideration”), a holder of Series F Preferred Units electing to exercise their Change of Control Conversion Right (as defined below) will receive upon conversion of such Series F Preferred Units elected by such holder the kind and amount of such consideration that such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of our common units equal to the Common Unit Conversion Consideration immediately prior to the effective time of the Change of Control, which we refer to as the Alternative Conversion Consideration; provided, however, that if the holders of our common units have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of Series F Preferred Units electing to exercise their Change of Control Conversion Right will receive will be the form and proportion of the aggregate consideration elected by the holders of our common units who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of our common units are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control. We will not issue fractional common units upon the conversion of the Series F Preferred Units. Instead, we will pay the cash value of such fractional units.

If we provide a redemption notice prior to the expiration of the Change of Control Redemption Period, whether pursuant to our special optional redemption right in connection with a Change of Control as described under “—Optional Redemption upon a Change of Control” or our optional redemption rights as described below under “—Redemption,” holders of Series F Preferred Units will not have any right to convert the Series F Preferred Units that we have elected to redeem and any Series F Preferred Units subsequently selected for redemption that have been tendered for conversion pursuant to the Change of Control Conversion Right will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date.

Within five days following the expiration of the Change of Control Redemption Period (or, if we waive our right to redeem the Series F Preferred Units prior to the expiration of the Change of Control Redemption Period, within five days following the date of such waiver), we will provide to the holders of Series F Preferred Units written notice (the “Change of Control Conversion Right Notice’) of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. The Change of Control Conversion Right Notice will state the following:

•	the events constituting the Change of Control;

•	the date of the Change of Control;

•	the date on which the Change of Control Redemption Period expired or was waived;

•	the last date on which the holders of Series F Preferred Units may exercise their Change of Control Conversion Right;

•	the method and period for calculating the Common Unit Price;

•	the Change of Control Conversion Date;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per Series F Preferred Unit; and

•	the procedure that the holders of Series F Preferred Units must follow to exercise the Change of Control Conversion Right.

We will issue a press release for publication through a news or press organization as is reasonably expected to broadly disseminate the relevant information to the public, or post notice on our website, in any event prior to the opening of business on the first Business Day (as defined below) following any date on which we provide the Change of Control Conversion Right Notice to the holders of Series F Preferred Units.

Holders of Series F Preferred Units that choose to exercise their Change of Control Conversion Right will be required prior to the close of business on the third Business Day preceding the Change of Control Conversion Date, to notify the Partnership of the number of Series F Preferred Units to be converted and otherwise to comply with any applicable procedures contained in the Change of Control Conversion Right Notice or otherwise required by the Securities Depositary for effecting the conversion.

“Change of Control Conversion Right” means the right of a holder of Series F Preferred Units to convert some or all of the Series F Preferred Units held by such holder on the Change of Control Conversion Date into a number of our common units per Series F Preferred Unit pursuant to the conversion provisions in our Partnership Agreement.

“Change of Control Conversion Date” means the date fixed by the Board of Directors, in its sole discretion, as the date the Series F Preferred Units are to be converted, which will be a Business Day that is no fewer than 20 days nor more than 35 days after the date on which we provide the Change of Control Conversion Right Notice to holders of the Series F Preferred Units.

“Common Unit Price” means (i) the amount of cash consideration per common unit, if the consideration to be received in the Change of Control by the holders of our common units is solely cash; and (ii) the average of the closing prices for our common units on the NYSE for the ten consecutive trading days immediately preceding, but not including, the Change of Control Conversion Date, if the consideration to be received in the Change of Control by the holders of our common units is other than solely cash.

Redemption

Optional Redemption on or after             , 2023

Any time on or after             , 2023, we may redeem, at our option, in whole or in part, the Series F Preferred Units at a redemption price in cash equal to $25.00 per Series F Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date of redemption, whether or not declared. We may undertake multiple partial redemptions. Any such redemption is subject to compliance with the provisions of our revolving credit agreement and any other agreements governing our outstanding indebtedness.

We may also redeem the Series F Preferred Units under the terms set forth under “—Change of Control—Optional Redemption upon a Change of Control.”

Redemption Procedures

Any optional redemption shall be effected only out of funds legally available for such purpose. We will give notice of any redemption not less than 30 days and not more than 60 days before the scheduled date of redemption, to the holders of any Series F Preferred Units to be redeemed as such holders’ names appear on our unit transfer books maintained by the Registrar and Transfer Agent at the address of such holders shown therein. Such notice shall state: (i) the redemption date, (ii) the number of Series F Preferred Units to be redeemed and, if less than all outstanding Series F Preferred Units are to be redeemed, the number (and, in the case of Series F Preferred Units in certificated form, the identification) of Series F Preferred Units to be redeemed from such holder, (iii) the redemption price, (iv) the place where any Series F Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor and (v) that distributions on the Series F Preferred Units to be redeemed will cease to accumulate from and after such redemption date.

If fewer than all of the outstanding Series F Preferred Units are to be redeemed, the number of Series F Preferred Units to be redeemed will be determined by us, and such Series F Preferred Units will be redeemed by such method of selection as the Securities Depositary shall determine, pro rata or by lot, with adjustments to avoid redemption of fractional units. So long as all Series F Preferred Units are held of record by the nominee of the Securities Depositary, we will give notice, or cause notice to be given, to the Securities Depositary of the number of Series F Preferred Units to be redeemed, and the Securities Depositary will determine the number of Series F Preferred Units to be redeemed from the account of each of its participants holding such Series F Preferred Units in its participant account. Thereafter, each participant will select the number of Series F Preferred Units to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds Series F Preferred Units for its own account). A participant may determine to redeem Series F Preferred Units from some beneficial owners (including the participant itself) without redeeming Series F Preferred Units from the accounts of other beneficial owners.

So long as the Series F Preferred Units are held of record by the nominee of the Securities Depositary, the redemption price will be paid by the Paying Agent to the Securities Depositary on the redemption date. The Securities Depositary’s normal procedures provide for it to distribute the amount of the redemption price in same-day funds to its participants who, in turn, are expected to distribute such funds to the persons for whom they are acting as agent.

If we give or cause to be given a notice of redemption, then we will deposit with the Paying Agent funds sufficient to redeem the Series F Preferred Units as to which notice has been given by 10:00 a.m., New York City time, on the date fixed for redemption, and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender (which will occur automatically if the certificate representing such Series F Preferred Units is issued in the name of the Securities Depositary or its nominee) of the certificates therefor. If notice of redemption shall have been given, then from and after the date fixed for redemption, unless we default in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all distributions on such Series F Preferred Units will cease to accumulate and all rights of holders of such Series F Preferred Units as limited partners will cease, except the right to receive the redemption price, including an amount equal to accumulated and unpaid distributions to the date fixed for redemption, whether or not declared. The holders of Series F Preferred Units will have no claim to interest income, if any, earned on such funds deposited with the Paying Agent Any funds deposited with the Paying Agent by us for any reason, including, but not limited to, redemption of Series F Preferred Units, that remain unclaimed or unpaid after two years after the applicable redemption date or other payment date, shall be, to the extent permitted by law, repaid to us upon our written request, after which repayment the holders of the Series F Preferred Units entitled to such redemption or other payment shall have recourse only to us.

If only a portion of the Series F Preferred Units represented by a certificate has been called for redemption, upon surrender of the certificate to the Paying Agent (which will occur automatically if the certificate representing such Series F Preferred Units is registered in the name of the Securities Depositary or its nominee), we will issue and the Paying Agent will deliver to the holder of such Series F Preferred Units a new certificate (or adjust the applicable book-entry account) representing the number of Series F Preferred Units represented by the surrendered certificate that have not been called for redemption.

Notwithstanding any notice of redemption, there will be no redemption of any Series F Preferred Units called for redemption until funds sufficient to pay the full redemption price of such Series F Preferred Units, including all accumulated and unpaid distributions to, but not including, the date of redemption, whether or not declared, have been deposited by us with the Paying Agent.

We may from time to time purchase Series F Preferred Units, subject to compliance with all applicable securities and other laws. We have no obligation, or any present plan or intention, to purchase any Series F Preferred Units. Any Series F Preferred Units that we redeem or otherwise acquire will be cancelled.

Notwithstanding the foregoing, in the event that full cumulative distributions on the Series F Preferred Units and any Parity Securities have not been paid or declared and set apart for payment, we may not repurchase, redeem or otherwise acquire, in whole or in part, any Series F Preferred Units or Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all holders of Series F Preferred Units and any Parity Securities. Common units and any other Junior Securities may not be redeemed, repurchased or otherwise acquired by us unless full cumulative distributions on the Series F Preferred Units and any Parity Securities for all prior and the then-ending distribution periods have been paid or declared and set apart for payment.

No Sinking Fund

The Series F Preferred Units will not have the benefit of any sinking fund.

No Fiduciary Duty

We, and the officers and directors of our general partner, will not owe any duties, including fiduciary duties, to holders of the Series F Preferred Units other than an implied contractual covenant of good faith and fair dealing pursuant to our Partnership Agreement.

Book-Entry System

All Series F Preferred Units offered hereby will be represented by a single certificate issued to the Securities Depositary, and registered in the name of its nominee (initially, Cede & Co.). The Series F Preferred Units offered hereby will continue to be represented by a single certificate registered in the name of the Securities Depositary or its nominee, and no holder of the Series F Preferred Units offered hereby will be entitled to receive a certificate evidencing such Series F Preferred Units unless otherwise required by law or the Securities Depositary gives notice of its intention to resign or is no longer eligible to act as such and we have not selected a substitute Securities Depositary within 60 calendar days thereafter. Payments and communications made by us to holders of the Series F Preferred Units will be duly made by making payments to, and communicating with, the Securities Depositary. Accordingly, unless certificates are available to holders of the Series F Preferred Units, each purchaser of Series F Preferred Units must rely on (i) the procedures of the Securities Depositary and its participants to receive distributions, any redemption price, liquidation preference and notices, and to direct the exercise of any voting or nominating rights, with respect to such Series F Preferred Units and (ii) the records of the Securities Depositary and its participants to evidence its ownership of such Series F Preferred Units.

So long as the Securities Depositary (or its nominee) is the sole holder of the Series F Preferred Units, no beneficial holder of the Series F Preferred Units will be deemed to be a holder of Series F Preferred Units. The Depository Trust Company, the initial Securities Depositary, is a New York-chartered limited purpose trust company that performs services for its participants, some of whom (and/or their representatives) own The Depository Trust Company. The Securities Depositary maintains lists of its participants and will maintain the positions (i.e., ownership interests) held by its participants in the Series F Preferred Units, whether as a holder of the Series F Preferred Units for its own account or as a nominee for another holder of the Series F Preferred Units.

Calculation Agent

Our general partner will appoint a Calculation Agent for the Series F Preferred Units prior to the commencement of the Floating Rate Period.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. Our partnership agreement, as amended to date, is incorporated by reference into the registration statement of which this prospectus forms a part. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

The following provisions of our partnership agreement are summarized elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Provisions of Our Partnership Agreement relating to Cash Distributions;”

•	with regard to allocations of taxable income and taxable loss, please read “Material Tax Consequences.”

If the SXE Transactions are consummated, we will amend and restate our partnership agreement, including to allow for the issuance of a new class of preferred units called series E preferred units at the closing of the transaction pursuant to the transaction agreements. For information regarding material provisions of our partnership agreement following the closing of the SXE Transactions, please read “The AMID Partnership Agreement” in our prospectus/proxy statement filed on February 13, 2018, which information is incorporated by reference herein.

Organization and Duration

We were organized in August 2009 and have a perpetual existence.

Purpose

Our purpose under our partnership agreement is limited to any business activities that are approved by our general partner and in any event that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner may not cause us to engage, directly or indirectly, in any business activity that our general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes.

Although our general partner has the power to cause us, our operating company and its subsidiaries to engage in activities other than the business of gathering, compressing, treating and transporting natural gas, fractionating NGLs, gathering and transporting crude oil and storing specialty chemical and petroleum products, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units, series A preferred units, series C preferred units, Series F Preferred Units, incentive distribution rights and other partnership securities as well as to our general partner in respect of its general partner interest and incentive distribution rights. For a description of these cash distribution provisions, please read “Provisions of Our Partnership Agreement relating to Cash Distributions” and “Description of Series F Preferred Units—Distributions.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

For a discussion of our general partner’s right to contribute capital to maintain its 1.28% general partner interest if we issue additional units, please read “—Issuance of Additional Securities.”

Voting Rights

The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a “unit majority” require the approval of a majority of the outstanding common units and, to the extent there are any outstanding, the series A preferred units, series C preferred units and Series F Preferred Units, voting together with the common units as a single class on an “as if” converted basis. Except as provided in our partnership agreement, the outstanding series A preferred units, series C preferred units and Series F Preferred Units will have voting rights identical to the voting rights of the common units and will vote with the common units as a single class, so that each outstanding series A preferred unit, series C preferred unit or Series F Preferred Unit will be entitled to one vote for each common unit into which such series A preferred unit, series C preferred unit or Series F Preferred Unit is then convertible on each matter with respect to which each common unit is entitled to vote. In addition, (i) the affirmative vote of a majority of the outstanding series A preferred units, voting separately as a class on a basis of one vote per series A preferred unit, will be necessary to approve any matter, or to take any action (including entry into a merger, consolidation or business combination), that adversely affects any of the rights, preferences and privileges of the series A preferred units or amends or modifies any terms of the series A preferred units, subject to certain limitations and exceptions as set forth in our partnership agreement, (ii) the affirmative vote of a majority of the outstanding series C preferred units, voting separately as a class on a basis of one vote per series C preferred unit, will be necessary to approve any matter, or to take any action (including entry into a merger, consolidation or business combination), that adversely affects any of the rights, preferences and privileges of the series C preferred units or amends or modifies any terms of the series C preferred units, subject to certain limitations and exceptions as set forth in the our partnership agreement and (iii) the affirmative vote of a majority of the outstanding Series F Preferred Units, voting separately as a class on a basis of one vote per Series F Preferred Unit, will be necessary to approve any matter, or to take any action (including entry into a merger, consolidation or business combination), that adversely affects any of the rights, preferences and privileges of the Series F Preferred Units or amends or modifies any terms of the Series F Preferred Units, subject to certain limitations and exceptions as set forth in the our partnership agreement.

In voting their common units, series A preferred units, series C preferred units and Series F Preferred Units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interests of us and our limited partners.

Issuance of additional units	No approval required at any time.

Amendment of our partnership agreement	Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “—Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read “—Merger, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. Please read “—Termination and Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please read “—Termination and Dissolution.”

Withdrawal of our general partner	Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to

June 30, 2021 in a manner that would cause a dissolution of the partnership. Please read “—Withdrawal or Removal of Our General Partner.”

Removal of our general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read “—Withdrawal or Removal of our General Partner.”

Transfer of our general partner interest	Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger, consolidation or conversion with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding common units, series A preferred units, series C preferred units and Series F Preferred Units, excluding common units, series A preferred units, series C preferred units and Series F Preferred Units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2020. Please read “—Transfer of General Partner Interest.”

Transfer of incentive distribution rights	No approval required at any time. Please read “—Transfer of Units and Incentive Distribution Rights.”

Transfer of ownership interests in our general partner	No approval required at any time. Please read “—Transfer of Ownership Interests in Our General Partner.”

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act, of Delaware LP Act, and that it otherwise acts in conformity with the provisions of our partnership agreement, its liability under the Delaware LP Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to us for its common units plus its share of any undistributed profits and assets. If it were determined, however, that the right of, or exercise of the right by, the limited partners as a group:

•	to remove or replace our general partner;

•	to approve certain amendments to our partnership agreement; or

•	to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware LP Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that a limited partner is a general partner. Neither our partnership agreement nor the Delaware LP Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we do not know of any precedent for such a claim in Delaware case law.

Under the Delaware LP Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware LP Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the Delaware LP Act, upon the winding up of a limited partnership, assets are distributed first to creditors in respect of the liabilities of the limited partnership (other than liabilities for which reasonable provision has been made by the partnership and liabilities for distributions to partners and former partners), and second (unless our partnership agreement provides otherwise) to partners and former partners in satisfaction of liabilities for distributions under the Delaware Act, and finally (unless our partnership agreement provides otherwise) to partners, first for the return of their contributions and second respecting their partnership interests, in the proportions in which the partners share distributions. The Delaware LP Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware LP Act including, but not limited to, a distribution paid in connection with a winding up of our partnership in violation of the Delaware LP Act, shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware LP Act, a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from our partnership agreement.

Our subsidiaries conduct business primarily in multiple U.S. states and we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a member of our operating company may require compliance with legal requirements in the jurisdictions in which our operating company conducts business, including qualifying our subsidiaries to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of our limited partners; provided, however, that we may not issue additional series A preferred units, series C preferred units, Series F Preferred Units or any securities that have substantially the same or superior rights and obligations as the series A preferred units, series C preferred units or Series F Preferred Units without the affirmative vote of a majority of the series A preferred units, series C preferred units and Series F Preferred Units, each voting separately as a class on one vote per series A preferred unit basis, one vote per series C preferred unit basis and one vote per Series F Preferred Unit basis.

It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional subordinated units or other partnership securities that, as determined by our general partner, may have rights to distributions or special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity securities, which may effectively rank senior to the common units.

Upon issuance of additional partnership securities, our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 1.28% general partner interest in us.

Our general partner’s 1.28% interest in us will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 1.28% general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common and subordinated units, that existed immediately prior to each issuance. The holders of our common units will not have preemptive rights under our partnership agreement to acquire additional common units or other partnership securities.

Amendment of Our Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interests of us or our limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment requiring unitholder approval must be approved by a unit majority. In addition, any amendment that (i) adversely affects any of the rights, preferences and privileges of the series A preferred units, or amends or modifies any of the terms of the series A preferred units, must be approved by the affirmative vote of a majority of the series A preferred units, voting separately as a class based on one vote per series A preferred unit, (ii) adversely affects any of the rights, preferences and privileges of the series C preferred units, or amends or modifies any of the terms of the series C preferred units, must be approved by the affirmative vote of a majority of the series C preferred units, voting separately as a class based on one vote per series C preferred unit or (iii) adversely affects any of the rights, preferences and privileges of the Series F Preferred Units, or amends or modifies any of the terms of the Series F Preferred Units, must be approved by the affirmative vote of a majority of the Series F Preferred Units, voting separately as a class based on one vote per Series F Preferred Unit.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•	enlarge the obligations of, restrict in any way any action by or rights of or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld at its option.

The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90.0% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates). As of December 31, 2017, affiliates of our general partner owned approximately 48.6% of the outstanding common units, series A preferred units and series C preferred units on an as-converted to common units basis.

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•	a change that our general partner determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we, our operating company, nor its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes;

•	a change in our fiscal year or taxable period and related changes;

•	an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated, or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•	mergers with, conveyances to or conversions into another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conveyance or conversion other than those it receives by way of the merger, conveyance or conversion; or

•	any other amendments substantially similar to any of the matters described above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

•	are necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by our partnership agreement;

•	do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

•	are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of units or to comply with any rule, regulation, guideline, or requirement of any securities exchange on which the units are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in our initial public offering prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Limited Partner Approval

Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for U.S. federal income tax purposes in connection with any of the amendments described above under “—No Unitholder Approval.” No other amendments to our partnership agreement will become effective without the approval of holders of at least 90.0% of the outstanding units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or our limited partners.

In addition, our partnership agreement generally prohibits our general partner, without the prior approvals of both (i) the holders of a unit majority, (ii) a majority of the series A preferred units, voting separately as a class on one vote per series A preferred unit basis, and (iii) a majority of the series C preferred units, voting separately as a class on one vote per series C preferred unit basis, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our and our subsidiaries’ assets in a single transaction or a series of related transactions, including by way of merger, consolidation, other combination or sale of ownership interests of our subsidiaries.

Our general partner may, however, convert or merge the partnership into a new limited liability entity without the prior approval of our unitholders if the sole purpose of such merger or conversion is to effect a change in legal form of the partnership, our general partner has received an opinion of counsel regarding limited liability and tax matters, and the general partner determines that the governing instruments of the new entity provide the limited partners and the general partner with substantially the same rights and obligations as our partnership agreement. Additionally, our general partner may consummate any merger or consolidation without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to our partnership agreement (other than an amendment that the general partner could adopt without the consent of the limited partners), each unit will be an identical unit of the partnership following the transaction and the partnership securities to be issued do not exceed 20.0% of our outstanding partnership securities immediately prior to the transaction. Our general partner may also mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our and our subsidiaries’ assets without the approval of our unitholders. Our general partner may also sell all or substantially all of our and our subsidiaries’ assets under a foreclosure or other realization upon those encumbrances without the approval of our unitholders.

Our unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a merger, consolidation or conversion, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

•	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following the approval and admission of a successor general partner;

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	the entry of a decree of judicial dissolution of the partnership; or

•	there being no limited partners, unless we are continued without dissolution in accordance with the Delaware LP Act.

Upon a dissolution under the first clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement and appoint as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•	neither us nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in “Provisions of Our Partnership Agreement relating to Cash Distributions—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time if it determines that an immediate sale or distribution would be impractical or would cause undue loss to our partners. The liquidator may distribute our assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2021 without obtaining the approval of the holders of at least a majority of the outstanding common units, series A preferred units and series C preferred units voting as a single class and excluding the common units, series A preferred units and series C preferred units held by the general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2021, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving at least 90 days’ advance notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50.0% of the outstanding common units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest and incentive distribution rights in us without the approval of the unitholders. Please read “—Transfer of General Partner Interest.”

In addition, our general partner will be deemed to have withdrawn upon the occurrence of certain events specified in our partnership agreement, including:

•	the general partner transfers all of its general partnership interest to another party pursuant to the terms of our partnership agreement;

•	the general partner makes a general assignment for benefit of creditors, files a voluntary bankruptcy petition, files a petition or answer seeking for itself a liquidation, dissolution or similar relief under any law or seeks, consents or acquiesces in the appointment of a trustee, receiver or liquidator of the general partner or any substantial part of its properties; or

•	the general partner is dissolved, terminated, wound-up or otherwise ceases its legal existence.

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “—Termination and Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2⁄3% of all outstanding units, voting together as a single class, including units held by our general partner and its affiliates. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, series A preferred units, series C preferred units and Series F Preferred Units voting as a single class and including units held by our general partner and its affiliates. The ownership of more than 33 2/3% of the outstanding common units, series A preferred units, series C preferred units and Series F Preferred Units and a majority of the incentive distribution rights by our general partner and its affiliates gives them the ability to prevent our general partner’s removal. As of December 31, 2017 affiliates of our general partner owned approximately 48.6% of the aggregate outstanding common units, series A preferred units and series C preferred units on an as converted to common units basis, and our general partner and its affiliates owns 100% of the outstanding incentive distribution rights.

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.

In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for their fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due to it, including, without limitation, all employee-related liabilities, including severance liabilities, incurred in connection with the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Except for transfer by our general partner of all, but not less than all, of its general partner interest to:

•	an affiliate of our general partner (other than an individual); or

•	another entity as part of the merger, consolidation or conversion of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any of its general partner interest to another person prior to June 30, 2020 without the approval of the holders of at least a majority of the outstanding common units, series A preferred units and series C preferred units voting as a single class and excluding common units, series A preferred units and series C preferred units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Our general partner and its affiliates may, at any time, transfer common units, series A preferred units or series C preferred units to one or more persons, without unitholder approval.

Transfer of Ownership Interests in Our General Partner

At any time, the owners of our general partner may sell or transfer all or part of their ownership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Transfer of Units and Incentive Distribution Rights

By transfer of units, incentive distribution rights or other limited partnership interests in accordance with our partnership agreement, each transferee of such a limited partnership interest will be admitted as a limited partner with respect to the limited partnership interest transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically becomes bound by the terms and conditions of our partnership agreement; and

•	gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements we entered into in connection with our formation and the initial public offering.

We may, at our discretion, treat the nominee holder of units or incentive distribution rights as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Units and incentive distribution rights are securities and any transfers are subject to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner for the transferred units or incentive distribution rights.

Until a unit or incentive distribution right has been transferred on our books, we and the transfer agent may treat the record holder of the unit or right as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Our general partner and its affiliates have the right to transfer their common units, incentive distribution rights, series A preferred units or series C preferred units at any time.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner or otherwise change our management. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20.0% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units directly from our general partner or its affiliates or any transferee of that person or group that is approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of our general partner.

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.

Limited Call Right

If at any time our general partner and its affiliates own more than 80.0% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10, but not more than 60, days’ notice. The purchase price in the event of this purchase is the greater of:

•	the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the average of the daily closing prices of the partnership securities of such class for the 20 consecutive trading days preceding the date three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market.

Limited Series A Preferred Unit Conversion Right, Redemption Right, Anti-Dilution Right and Call Right

The series A preferred units are convertible in whole or in part into common units at the holder’s election at any time after January 1, 2014. As of December 31, 2017 each series A preferred unit is convertible into

1.1490 common units. The conversion rate is subject to adjustment as described in our partnership agreement to account for additional issuances, distributions, combinations, subdivisions and reclassifications of our securities.

Prior to the consummation of any recapitalization, reorganization, consolidation, merger, spin-off or other business combination in which the holders of common units are to receive securities, cash or other assets (a “Partnership Event”), we are obligated to make an irrevocable written offer, subject to consummating such transaction, to each holder of series A preferred units to redeem all (but not less than all) of such holder’s series A preferred units for a price per series A preferred unit payable in cash equal to the greater of (i) the sum of $17.50 and all accrued and accumulated but unpaid distributions for each series A preferred unit; and (ii) an amount equal to the product of (A) the number of common units into which each series A preferred unit is then convertible, and (B) the sum of the cash consideration per common unit to be paid to the holders of common units in connection with the Partnership Event, plus the fair market value per common unit of the securities or other assets to be distributed to the holders of the common units in connection with the Partnership Event. Upon receipt of such a redemption offer from us, each holder of series A preferred units may elect to receive such cash amount or a preferred security issued by the person surviving or resulting from the Partnership Event and containing provisions substantially equivalent to the provisions set forth in our partnership agreement with respect to the series A preferred units without material abridgement.

In the event that we issue, sell or grant any common units or convertible securities at an indicative per common unit price that is less than $17.50 (subject to customary anti-dilution adjustments, which as of December 31, 2017 has resulted in the series A adjusted issue price being approximately $15.23), then the conversion rate will be adjusted according to a formula. We have the right (the “series A-2 call right”) to require the series A-2 preferred unitholders to sell, assign and transfer all or a portion of the then outstanding series A-2 preferred units to us for a purchase price of $17.50 per series A-2 preferred unit (subject to appropriate adjustments). We may exercise the series A-2 call right at any time, in connection with its acquisition of assets or equity from Fund V, or one of its affiliates, for a purchase price in excess of $100 million. We may not exercise the series A-2 call right with respect to any series A-2 preferred units that a series A-2 unitholder has elected to convert into common units on or prior to the date we have provided notice of our intent to exercise the series A-2 call right, and may not exercise the series A-2 call right if doing so would result in a default under any of our financing agreements or obligations.

Limited Series C Preferred Unit Conversion Right, Redemption Right, Anti-Dilution Right and Call Right

The series C preferred units are convertible in whole or in part into common units at the holder’s election at any time. As of December 31, 2017 each series C preferred unit is convertible into 1.0456 common units. The conversion rate is subject to adjustment as described in our partnership agreement to account for additional issuances, distributions, combinations, subdivisions and reclassifications of our securities.

Prior to the consummation of a Partnership Event, we are obligated to make an irrevocable written offer, subject to consummation of such transaction, to the holders of series C preferred units to redeem all (but not less than all) of the series C preferred units for a price per series C preferred unit payable in cash equal to the greater of (i) the sum of $14.00 and all accrued and accumulated but unpaid distributions for each series C preferred unit; and (ii) an amount equal to the product of (A) the number of common units into which each series C preferred unit is then convertible, and (B) the sum of the cash consideration per common unit to be paid to the holders of common units in connection with such transaction, plus the fair market value per common unit of the securities or other assets to be distributed to the holders of the common units in connection with such transaction. Upon receipt of a redemption offer, each holder of series C preferred units may elect to receive the cash amount or a preferred security issued by the person surviving or resulting from the Partnership Event and containing provisions substantially equivalent to the provisions set forth in our partnership agreement with respect to the series C preferred units without material abridgement.

In the event that we issue, sell, or grant any common units or securities convertible into common units at an indicative per common unit price that is less than $14.00 per unit (subject to customary anti-dilution adjustments), then the conversion rate will be adjusted according to a formula to provide for an increase in the number of common units into which series C preferred units are convertible.

Meetings; Voting

Except as described below regarding a person or group owning 20.0% or more of any class of units then outstanding, unitholders who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20.0% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to its percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Securities.” However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates or any person or group who acquires the units with the prior approval of the board of directors of our general partner, acquires, in the aggregate, beneficial ownership of 20.0% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described above under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Citizen Assignees; Non-Taxpaying Assignees; Redemption

To avoid any adverse effect on the maximum applicable rates chargeable to customers by us under Federal Energy Regulatory Commission regulations, or in order to reverse an adverse determination that has occurred regarding such maximum applicable rate, our partnership agreement provides our general partner with the power to amend the agreement. If our general partner, with the advice of counsel, determines that we are not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by us, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the U.S. federal income tax status of our member (and their owners, to the extent relevant); and

•	permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by our general partner to obtain proof of the U.S. federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

A non-taxpaying assignee will not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

Under our partnership agreement, we will indemnify the following persons, in most circumstances, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•	any person who is or was a member, manager, partner, director, officer, fiduciary or trustee of the partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

•	any person who is or was serving at the request of the general partner or any departing general partner as an officer, director, member, manager, partner, fiduciary or trustee of another person; and

•	any person designated by our general partner.

However, we will not provide indemnification if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the indemnitee is seeking indemnification, the indemnitee acted in bad faith or engaged in fraud or willful misconduct, or, in the case of a criminal matter, acted with knowledge that the indemnitee’s conduct was unlawful. In addition, we will, to the fullest extent permitted by law, advance expenses (including legal fees and expenses) incurred by an indemnitee in defending any claim, demand, action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay such amount if it is ultimately determined that the indemnitee was not entitled to indemnification pursuant to our partnership agreement.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep or cause to be kept appropriate books and records of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For fiscal and tax reporting purposes, we use the calendar year.

We will furnish or make available (by posting on our website or other reasonable means) to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants, including a balance sheet and statements of operations, and our equity and cash flows. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

As soon as practicable, but in no event later than 90 days after the close of each quarter except the last quarter of each fiscal year, our general partner will mail or make available to each record holder of a unit a report containing our unaudited financial statements and such other information as may be required by applicable law, regulation or rule. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining its U.S. federal and state tax liability and filing its U.S. federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to its interest as a limited partner, upon reasonable demand and at its own expense, have furnished to him:

•	a current list of the name and last known business, residence or mailing address of each record holder;

•	copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments, and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, series A preferred units, series C preferred units, or other partnership securities proposed to be sold by our general partner or any of its affiliates other than individuals or their assignees, if an exemption from the registration requirements is not otherwise available. We are not obligated to effect more than six registrations at the request of our general partner or its affiliates. These registration rights continue, following any withdrawal or removal of American Midstream GP, LLC as our general partner, for two years and for so long thereafter as is required for the holder to sell its partnership securities. We are obligated to pay all expenses incidental to the registration at the request of our general partner, excluding underwriting discounts and commissions.

MATERIAL TAX CONSIDERATIONS

The tax consequences to you of an investment in Series F Preferred Units will depend in part on your own tax circumstances. This section adds information related to certain tax considerations with respect to the Series F Preferred Units (and common units in the event of conversion of the Series F Preferred Units) and should be read in conjunction with the risk factors included under the caption “Tax Risks” in this prospectus. You are urged to consult with your own tax advisor about the U.S. federal, state, local and foreign tax consequences particular to your circumstances.

This section is a summary of the material U.S. federal income tax considerations that may be relevant to individual citizens or residents of the United States acquiring Series F Preferred Units in this offering and is directed only thereto, and unless otherwise noted in the following discussion, is the opinion of Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us,” “our” or “we” are references to AMID.

The following discussion does not comment on all U.S. federal income tax matters affecting us or the holders of Series F Preferred Units (and common units in the event of conversion of the Series F Preferred Units) (hereinafter, simply “holders”) and does not describe the application of the alternative minimum tax that may be applicable to certain holders. Moreover, the discussion focuses on holders who are individual citizens or residents of the United States and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other holders subject to specialized tax treatment, such as regulated investment companies, banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their Series F Preferred Units or common units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, and persons deemed to sell their Series F Preferred Units or common units under the constructive sale provisions of the Code. In addition, the discussion only comments to a limited extent on state, local and foreign tax consequences. Accordingly, we encourage each prospective holder to consult its own tax advisor in analyzing the state, local and foreign tax consequences particular to it of the ownership or disposition of Series F Preferred Units or common units and potential changes in applicable tax laws.

No ruling has been requested from the Internal Revenue Service (the “IRS”) regarding our characterization as a partnership for U.S. federal income tax purposes or the consequences of owning our Series F Preferred Units or common units. Instead, we will rely on opinions of Gibson Dunn. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for our Series F Preferred Units or common units and the prices at which our Series F Preferred Units or common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution and thus may be borne indirectly by our partners (including holders of Series F Preferred Units). Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of U.S. federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Gibson Dunn as of the date of effectiveness of this offering and are based on the accuracy of the representations made by us. Gibson Dunn has not undertaken any obligation to update its opinion after such date.

Notwithstanding the above, and for the reasons described below, Gibson Dunn has not rendered an opinion with respect to the following specific U.S. federal income tax issues: (i) the treatment of a holder of Series F Preferred Units whose Series F Preferred Units or common units are loaned to a short seller to cover a short sale of Series F Preferred Units (see “—Tax Consequences of Unit Ownership—Treatment of Short Sales”); (ii) whether AMID’s monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations between Transferors and Transferees”); (iii) whether assignees of AMID units who are entitled to execute and deliver transfer applications, but who fail to execute and deliver transfer applications, will be treated as partners of AMID for tax purposes (please read “—Limited Partner Status”); (iv) whether AMID’s method for depreciating Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Common Units”); (v) whether holders of Series F Preferred Units will be treated as partners that receive guaranteed payments for the use of capital on their Series F Preferred Units (see “—Tax Consequences of Unit Ownership—Limited Partner Status”); and (vi) whether distributions with respect to the Series F Preferred Units will be treated as unrelated business taxable income (see “—Tax-Exempt Organizations and Other Investors”).

Partnership Tax Treatment

A partnership is not a taxable entity and generally incurs no U.S. federal income tax liability. Instead, each partner of a partnership is generally required to take into account its share of items of income, gain, loss and deduction of the partnership in computing its U.S. federal income tax liability, regardless of whether cash distributions are made to the partner by the partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed to the partner is in excess of the partner’s adjusted basis in its partnership interest, and that is the case for a holder of common units. However, holders of Series F Preferred Units generally will not share in allocations of income, gain, loss or deduction. Please read “—Allocation of Income, Gain, Loss and Deduction.” Instead, we will treat distributions on Series F Preferred Units as a guaranteed payment for the use of capital. Please read “—Treatment of Distributions.”

Section 7704 of the Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the mining, exploration, production, refining, processing, transportation, storage and marketing of crude oil, natural gas and products thereof and certain activities that are intrinsic to other qualifying activities. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale or other disposition of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than     % of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Gibson Dunn is of the opinion that at least 90% of our current-year gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

The IRS has made no determination as to our status or the status of our operating subsidiaries for U.S. federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Code. Instead, we will rely on the opinion of Gibson Dunn on such matters. It is the opinion of Gibson Dunn that, based upon the Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership and our operating subsidiaries will be disregarded as entities separate from us or classified as partnerships for federal income tax purposes.

In rendering its opinion, Gibson Dunn has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Gibson Dunn has relied include:

•	neither we nor any of our operating subsidiaries (other than those noted below) has elected or will elect to be treated as a corporation; and

•	for each taxable year, more than 90% of our gross income has been and will be income of the type that Gibson Dunn has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Code.

We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our partners or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to our partners in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to partners and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for U.S. federal income tax purposes.

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our limited partner interests may be modified by administrative, legislative or judicial changes or differing interpretations at any time. From time to time, members of the U.S. Congress propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships. While the Tax Cuts and Jobs Act does not negatively impact the Qualifying Income Exception, there is no guarantee that adverse legislation will not become part of any future proposed legislation.

In addition, final Treasury Regulations under Section 7704(d)(1)(E) of the Code published in the Federal Register on January 24, 2017 interpret the scope of the qualifying income requirement for publicly traded partnerships by providing industry-specific guidance. We do not believe the final Treasury Regulations affect our ability to be treated as a partnership for U.S. federal income tax purposes.

Any modification to the U.S. federal income tax laws may be applied retroactively and could make it more difficult or impossible to meet the exception for certain publicly traded partnerships to be treated as partnerships for federal income tax purposes. We are unable to predict whether any of these changes or other proposals will ultimately be enacted. Any such changes could negatively impact the value of an investment in our limited partner interests.

If we were taxable for U.S. federal income tax purposes as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our partners (other than holders Series F Preferred Units), and our net income would be taxed to us at corporate rates. In addition, any distribution made to a partner would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the partner’s tax basis in the limited partner interest, or taxable capital gain, after the partner’s tax basis in its limited partner interest is reduced to zero. Accordingly, taxation as a corporation could result in a material reduction in a partner’s cash flow and after-tax return and thus could result in a substantial reduction of the value of our limited partner interests.

The discussion below is based on Gibson Dunn’s opinion that we will be classified as a partnership for U.S. federal income tax purposes.

Tax Treatment of Income Earned Through C Corporation Subsidiaries for Common Unitholders

A material portion of AMID’s taxable income is earned through C corporation subsidiaries. Such C corporation subsidiaries are subject to U.S. federal income tax on their taxable income at the corporate tax rate (currently 21%), and will likely pay state (and possibly local) income tax at varying rates, on their taxable income. Any such entity level taxes will reduce the cash available for distribution to AMID unitholders. Distributions from AMID’s C corporation subsidiaries will be taxed as dividend income to our common unitholders to the extent of current and accumulated earnings and profits of such subsidiary (in the case of a distribution from American Midstream Finance Corporation or Argo Merger GP Sub, LLC) or of the consolidated group (in the case of a distribution from Blackwater Investments, Inc.). The maximum U.S. federal income tax rate applicable to such dividend income which is allocable to individuals currently is 20% and such dividend income is also considered investment income subject to the 3.8% Medicare tax under the circumstances described in “—Tax Consequences of Unit Ownership—Tax Rates.” An individual common unitholder’s share of dividend and interest income from AMID’s C corporation subsidiaries would constitute portfolio income that could not be offset by the common unitholder’s share of AMID’s other losses or deductions.

Tax Consequences of Unit Ownership

Limited Partner Status

Common unitholders who have become limited partners of AMID will be treated as partners of AMID for U.S. federal income tax purposes. A common unitholder becomes a limited partner when the transfer or issuance of units to such person, or the admission of such person as a limited partner, is reflected in AMID’s books and records.

Assignees who have executed and delivered transfer applications, and assignees who are awaiting admission as limited partners, will also be treated as partners of AMID for U.S. federal income tax purposes. Unitholders whose limited partner interests are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their limited partner interests will be treated as the holder of such interests. As there is no direct authority addressing assignees of units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Gibson Dunn’s opinion does not extend to these persons.

Furthermore, a purchaser or other transferee of units who does not execute and deliver a transfer application may not receive some U.S. federal income tax information or reports furnished to record holders of units unless the units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those units.

The tax treatment of our Series F Preferred Units is uncertain. As such, Gibson Dunn is unable to opine as to the tax treatment of the Series F Preferred Units. Although the IRS may disagree with our treatment, we will treat holders of Series F Preferred Units as partners entitled to a guaranteed payment for the use of capital on their Series F Preferred Units. If the Series F Preferred Units are not partnership interests, they would likely constitute indebtedness for U.S. federal income tax purposes and distributions on the Series F Preferred Units would constitute ordinary interest income to holders of Series F Preferred Units. The remainder of this discussion assumes that our Series F Preferred Units are partnership interests for U.S. federal income tax purposes.

A beneficial owner of Series F Preferred Units or common units whose Series F Preferred Units or common units have been transferred to a short seller to complete a short sale would appear to lose the status as a partner with respect to those units for U.S. federal income tax purposes. See “— Treatment of Short Sales.”

Flow-Through of Taxable Income of Common Unitholders

Subject to the discussion under “—Tax Treatment of Income Earned Through C Corporation Subsidiaries for Common Unitholders,” “—Entity-Level Collections” and “—Administrative Matters—Information Reporting and Audit Procedures,” AMID will not pay any U.S. federal income tax. Instead, each common unitholder will be required to report on its income tax return its share of AMID’s income, gains, losses and deductions without regard to whether AMID makes cash distributions to such unitholder. Consequently, AMID may allocate income to a common unitholder even if it has not received a cash distribution. Each common unitholder will be required to include in income its allocable share of AMID’s income, gains, losses and deductions for AMID’s taxable year ending with or within its taxable year. AMID’s taxable year ends on December 31.

Deduction for Qualified Business Income

Under provisions recently passed by Congress as part of the Tax Cuts and Job Acts, a unitholder that is an individual, estate or trust generally may deduct 20% of its qualified business income, including “qualified publicly traded partnership income,” which is the sum of (i) the net amount of the unitholder’s allocable share of AMID’s items of income, gain, deduction and loss that are effectively connected with AMID’s trade or business (which does not include investment income) and (ii) the unitholder’s gain from the sale or other disposition of its Series F Preferred Units or common units to the extent that such gain is attributable to Section 751 Assets. Although we expect that much of the income we earn is generally eligible for the 20% deduction for qualified publicly traded partnership income, it is uncertain whether a guaranteed payment for the use of capital may constitute an allocable or distributive share of such income. As a result the guaranteed payment for use of capital received by the holders of the Series F Preferred Units may not be eligible for the 20% deduction for qualified publicly traded partnership income. Each unitholder is encouraged to consult its own tax advisor in determining its eligibility to take such deduction with respect to income allocable to it from AMID.

Treatment of Distributions

We will treat distributions on the Series F Preferred Units as guaranteed payments for the use of capital that will generally be taxable to the holders of Series F Preferred Units as ordinary income and will be deductible by us. Guaranteed payments accrued within our taxable year will be included as income to the holders of the Series F Preferred Units in such taxable year, whether or not a distribution of such payment has actually been made. We expect to make distributions to the holders of Series F Preferred Units on the 15th day of                 ,                 ,                  and                  of each year, commencing on                 , 2018, and the income related to such distributions will generally accrue to the holders of Series F Preferred Units on the record date for such distribution. Because the guaranteed payment for each unit must accrue as income to a holder during the taxable year of the accrual, the guaranteed payment attributable to the period beginning [    ] 15th and ending December 31st will accrue to the holder of record of a Series F Preferred Unit on December 31st for such period. If you are a taxpayer reporting your income using the accrual method or using a taxable year other than the calendar year, you should consult your tax advisor with respect to the consequences of our guaranteed payment distribution accrual and reporting convention.

The holders of Series F Preferred Units are generally not anticipated to share in the partnership’s items of income, gain, loss or deduction, except to the extent necessary to (i) achieve parity with the holders of our other preferred units or (ii) to the extent possible, provide the Series F Preferred Units with the benefit of the liquidation preference (please read “—Allocation of Income, Gain, Loss, and Deduction,” below), nor will we allocate any share of the partnership’s nonrecourse liabilities to such holders.

Distributions made by AMID to a common unitholder generally will not be taxable to the common unitholder for U.S. federal income tax purposes, except to the extent the amount of any such cash distribution exceeds such unitholder’s tax basis in its AMID common units immediately before the distribution. Cash distributions made by AMID to a unitholder in an amount in excess of a common unitholder’s tax basis in the common units generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “—Disposition of Units.” Any reduction in a common unitholder’s share of AMID’s liabilities for which no partner, including AMID GP, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by AMID of cash to that common unitholder. To the extent AMID’s distributions cause a common unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, the common unitholder must recapture any losses deducted in previous years. Please read “—Limitations on Deductibility of Losses.”

A decrease in a common unitholder’s percentage interest in AMID because of AMID’s issuance of additional common units will decrease its share of AMID’s nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a common unitholder, regardless of its tax basis in its AMID common units, if the distribution reduces the common unitholder’s share of AMID’s “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” each as defined in Section 751 of the Code, and collectively, “Section 751 Assets.” To that extent, the unitholder will be treated as having been distributed its proportionate share of the Section 751 Assets and then having exchanged those assets with AMID in return for the non-pro rata portion of the actual distribution made to such unitholder. This latter deemed exchange will generally result in the common unitholder’s realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the common unitholder’s tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Units

The tax basis of a holder of Series F Preferred Units in its Series F Preferred Units initially will be the amount paid for such Series F Preferred Units. The tax basis of such a holder in its Series F Preferred Units will, generally, not be affected by distributions made with respect to such Series F Preferred Units. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests. If you own common units and preferred units, please consult your tax advisor with respect to determining the consequences of a guaranteed payment on your basis in your units.

For the tax basis applicable to common units in the event of a conversion, please read “—Conversion of Series F Preferred Units.”

Conversion of Series F Preferred Units

We will adopt the principles of Treasury Regulations Section 1.721-2 with respect to the conversion of Series F Preferred Units into common units. Except to the extent that the exercise price satisfies our obligation for any accumulated but unpaid distribution, we expect that the conversion will be nontaxable to holders of Series F Preferred Units. At the time of conversion, we will revalue our assets and allocate book items of unrealized income, gain, loss and deduction to the extent necessary to reflect that partner’s right to share in partnership capital under our Partnership Agreement. If available book items of income, gain, loss and deduction are unable to be allocated in a manner that reflects the converting partner’s right to share in partnership capital under our Partnership Agreement, then we must reallocate partnership capital between the existing partners and the converting partner. Corrective allocations will be made until such capital reallocations are eliminated. Corrective allocations may result in the allocation of a greater amount of income, gain, loss or deduction to a particular partner for tax purposes, as compared to book purposes.

Upon the conversion of Series F Preferred Units, a holder will receive a basis in the resulting common units equal to its existing basis in its Series F Preferred Units plus such holder’s initial allocable share of our liabilities in its capacity as a common unitholder. As a common unitholder, that basis will be will be (i) increased by the common unitholder’s share of our income and any increases in such common unitholder’s share of our liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the common unitholder, the common unitholder’s share of our losses, any decreases in the common unitholder’s share of our liabilities, and certain other items. A common unitholder will have no share of AMID’s debt that is recourse to AMID GP under Section 752 of the Code and the regulations thereunder, but will have a share, generally based on its share of profits, of AMID’s nonrecourse liabilities.

The holding period of a holder’s common units will also include the period that holder held the converted Series F Preferred Units.

Limitations on Deductibility of Losses

Holders of Series F Preferred Units will only be allocated loss once the capital accounts of the common unitholders have been reduced to zero. Although it is not anticipated that a holder of Series F Preferred Units would be allocated loss, the deductibility of any such loss allocation may be limited for various reasons. In the event that you are allocated loss as a holder of Series F Preferred Units, please consult your tax advisor as to the application of any limitation to the deductibility of that loss, including the application of the new “excess business loss” limitation.

The deduction by a common unitholder of its share of AMID’s losses will be limited to the tax basis in its common units and, in the case of an individual common unitholder, estate, trust or corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the common unitholder is considered to be “at risk” with respect to AMID’s activities, if that amount is less than its tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause its at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a common unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that its at-risk amount is subsequently increased, provided such losses do not exceed such unitholder’s tax basis in its AMID units. Upon the taxable disposition of a common unit, any gain recognized by a common unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of the gain recognized upon the taxable disposition of all of a unitholder’s AMID units would no longer be utilizable.

In general, a common unitholder will be at risk to the extent of the tax basis of its common units, excluding any portion of that basis attributable to its share of AMID’s nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money it borrows to acquire or hold its common units, if the lender of those borrowed funds owns an interest in AMID, is related to the common unitholder or can look only to the units for repayment. A common unitholder’s at-risk amount will increase or decrease as the tax basis of the common unitholder’s common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in its share of AMID’s nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely held corporations and personal service corporations may deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses AMID generates will only be available to offset AMID’s passive income generated in the future and will not be available to offset income from other passive activities or investments, including AMID’s investments or a common unitholder’s investments in other publicly traded partnerships, or a common unitholder’s salary or active business or other income. Passive losses that are not deductible because they exceed a unitholder’s share of income AMID generates may be deducted in full when the common unitholder disposes of its entire investment in AMID in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

A common unitholder’s share of AMID’s net income may be offset by any of the unitholder’s suspended passive losses from AMID, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Finally, in addition to the other limitations described above, non-corporate taxpayers may only deduct business losses up to the gross income or gain attributable to such trade or business plus $250,000 ($500,000 for unitholders filing jointly). Amounts that may not be deducted in a taxable year may be carried forward into the following taxable year. This limitation shall be applied after the passive loss limitations and, unless amended, applies only to taxable years beginning prior to December 31, 2025.

Limitations on Interest Deductions for Common Unitholders

The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	AMID’s interest expense attributed to income that is treated as portfolio income under the passive loss rules; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a common unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its common unitholders for purposes of the investment interest deduction limitation. In addition, the common unitholder’s share of AMID’s income that is treated as portfolio income under the passive loss rules will be treated as investment income.

AMID’s and its subsidiary partnerships’ and corporations’ ability to deduct interest on its indebtedness allocable to its trade or business will be limited to an amount equal to the sum of (i) AMID’s (or its applicable subsidiary’s) business interest income during the taxable year and (ii) 30% of AMID’s (or its applicable subsidiary’s) adjusted taxable income for such taxable year. If AMID (or its subsidiary) is not entitled to fully deduct its business interest in any taxable year, such excess interest expense will be allocated to each common unitholder as excess business interest and can be carried forward by the common unitholder to successive taxable years and used to offset any excess taxable income allocated by AMID to such common unitholder in future taxable years. Any excess business interest expense allocated to a common unitholder will reduce such unitholder’s tax basis in its AMID common units in the year of the allocation even if the expense does not give rise to a deduction to the common unitholder in that year.

Entity-Level Collections

If we are required or elect under applicable law to pay any U.S. federal, state, local or foreign income tax on behalf of any current or former partner (including holders of Series F Preferred Units), we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to a common unitholder or, in the case of the Series F Preferred Units, as an advance on a guaranteed payment to the holder of Series F Preferred Units on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current partners. We are authorized to amend our Partnership Agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of common units and Series F Preferred Units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our Partnership Agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our partners (other than holders in respect of their preferred units) in accordance with their percentage interests in us. At any time that incentive distributions are made to AMID GP, gross income will be allocated to AMID GP to the extent of these distributions. Similarly, at any time that distributions are made in respect of series A preferred units, series C preferred units, and series E preferred units, net profit will be allocated to holders of series A preferred units, series C preferred units, and series E preferred units, as applicable, to the extent of these distributions. If we have a net loss, that loss will first be allocated to the partners (other than holders in respect of their preferred units) in accordance with their percentage interests in us to the extent of their positive capital accounts, as adjusted to take into account the partners’ share of nonrecourse debt. If the capital accounts of the common unitholders have been reduced to zero, losses will be allocated among the Series F Preferred Units and our other preferred units in a manner that equalizes and reduces the relative percentage of their respective liquidation preferences until the capital accounts of all classes of our preferred units are reduced to zero. If Series F Preferred Units are allocated losses in any taxable period, gross income from a subsequent taxable period, if any, would be allocated among our preferred units in a manner designed to provide their proportionate liquidation preferences.

Generally, holders of Series F Preferred Units will have a capital account equal to the liquidation preference of each Series F Preferred Unit, or $25.00, without regard to the price paid for such Series F Preferred Units, but will have an initial tax basis with respect to the Series F Preferred Units equal to the price paid for such Series F Preferred Units. To the extent the purchase price paid for a Series F Preferred Unit in this offering exceeds the liquidation preference of such Series F Preferred Unit, we will allocate an amount of income equal to the cumulative amount paid in excess of the liquidation preference of all Series F Preferred Units sold in this offering to our partners (other than holders in respect of their preferred units) in accordance with their percentage interest in us.

Specified items of AMID’s income, gain, loss and deduction will be allocated to account for (i) any difference between the tax basis and fair market value of AMID’s assets at the time of an offering and (ii) any difference between the tax basis and fair market value of any property contributed to AMID that exists at the time of such contribution, together referred to in this discussion as the “Contributed Property.” The effect of these allocations, referred to as “Section 704(c) Allocations,” to a common unitholder of AMID will be essentially the same as if the tax bases of AMID’s assets were equal to their fair market values at the time of such acquisition.

In the event AMID issues additional AMID units or engages in certain other transactions in the future, “reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, will be made to AMID GP and all AMID unitholders immediately prior to such issuance or other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by AMID at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the common unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although AMID does not expect that its operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of AMID’s income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

An allocation of items of AMID’s income, gain, loss or deduction, other than an allocation required by the Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of its interest in AMID, which will be determined by taking into account all the facts and circumstances, including:

•	its relative contributions to AMID;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all partners to distributions of capital upon liquidation.

Treatment of Short Sales

A holder whose Series F Preferred Units or common units are loaned to a “short seller” to cover a short sale of Series F Preferred Units or common units may be considered as having disposed of such units. If so, the holder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition.

As a result, during this period, (i) any of AMID’s income, gain, deduction or loss with respect to common units would not be reportable by the common unitholder; (ii) any cash distributions received by the common unitholder as to those common units would be fully taxable; and (iii) while not entirely free from doubt, all of these distributions would appear to be ordinary income.

Because there is no direct or indirect controlling authority on this issue relating to partnership interests, Gibson Dunn is unable to render an opinion regarding the tax treatment of a holder of Series F Preferred Units or common units whose Series F Preferred Units or common units are loaned to a short seller to cover a short sale of the units; therefore, holders of Series F Preferred Units or common units in the event of a conversion of Series F Preferred Units desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. See “— Disposition of Units — Recognition of Gain or Loss.”

Tax Rates

Under current law, the highest marginal U.S. federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 37% and 20%, respectively. These rates are subject to change by new legislation at any time.

In addition, a 3.8% net investment income tax applies to certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

AMID has made the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS. The election will generally permit AMID to adjust a common unit purchaser’s tax basis in AMID’s assets (“inside basis”) under Section 743(b) of the Code to reflect its purchase price. This election does not apply with respect to a person who purchases AMID common units directly from AMID. The Section 743(b) adjustment belongs only to the purchaser and not to other common unitholders. For purposes of this discussion, a common unitholder’s inside basis in AMID’s assets will be considered to have two components: (i) its share of AMID’s tax basis in its assets (“common basis”) and (ii) its Section 743(b) adjustment to that basis.

The timing of deductions attributable to a Section 743(b) adjustment to AMID’s common basis will depend upon a number of factors, including the nature of the assets to which the adjustment is allocable, the extent to which the adjustment offsets any section 704(c) type gain or loss with respect to an asset and certain elections AMID makes as to the manner in which it applies Section 704(c) principles with respect to an asset with respect to which the adjustment is allocable. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.” The timing of these deductions may affect the uniformity of AMID’s units. Under AMID’s partnership agreement, AMID GP is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read “—Uniformity of Common Units.”

In certain instances, AMID may take a depreciation or amortization position under which all purchasers acquiring common units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in AMID’s assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some common unitholders. Please read “—Uniformity of Common Units.” A common unitholder’s tax basis for its AMID common units is reduced by its share of AMID’s deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position AMID takes that understates deductions will overstate the unitholder’s basis in its AMID common units, which may cause the common unitholder to understate gain or overstate loss on any sale of such common units. Please read “—Disposition of Units—Recognition of Gain or Loss.” Gibson Dunn has not rendered an opinion as to whether AMID’s method for depreciating Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Code or if AMID uses an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge AMID’s position with respect to depreciating or amortizing the Section 743(b) adjustment AMID takes to preserve the uniformity of the AMID units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in its AMID common units is higher than the common units’ share of the aggregate tax basis of AMID’s assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and its share of any gain or loss on a sale of AMID’s assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in its AMID common units is lower than those common units’ share of the aggregate tax basis of AMID’s assets immediately prior to the transfer. Thus, the fair market value of the common units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in AMID if AMID has a substantial built-in loss immediately after the transfer, or if AMID distributes property and has a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of AMID’s assets and other matters. For example, the allocation of the Section 743(b) adjustment among AMID’s assets must be made in accordance with the Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by AMID to its tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than AMID’s tangible assets. AMID cannot assure you that the determinations it makes will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in AMID’s opinion, the expense of compliance exceed the benefit of the election, AMID may seek permission from the IRS to revoke its Section 754 election. If permission is granted, a subsequent purchaser of AMID common units may be allocated more income than the purchaser would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year and the accrual method of accounting for U.S. federal income tax purposes.

Each holder of Series F Preferred Units will be required to include in its tax return guaranteed payments it receives from us for each taxable year ending within or with its taxable year. A holder of Series F Preferred Units that has a taxable year ending on a date other than December 31 and that disposes of all its Series F Preferred Units following the close of our taxable year but before the close of its taxable year will be required to include in income for its taxable year its income from more than one year.

Each common unitholder will be required to include in income its share of AMID’s income, gain, loss and deduction for AMID’s taxable year ending within or with its taxable year. In addition, a common unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its AMID common units following the close of AMID’s taxable year but before the close of the unitholder’s taxable year must include its share of AMID’s income, gain, loss and deduction in income for its taxable year, with the result that the unitholder will be required to include in income for its taxable year its share of more than 12 months of AMID’s income, gain, loss and deduction. Please read “—Disposition of Units—Allocations between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization for Common Unitholders

The tax basis of AMID’s assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The U.S. federal income tax burden associated with the difference between the fair market value of AMID’s assets and their tax basis immediately prior to an offering of new units will be borne by AMID’s partners holding interests in AMID prior to such offering. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, AMID may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read “—Uniformity of Common Units.” Property that AMID subsequently acquires or constructs may be depreciated using accelerated methods permitted by the Code.

The IRS may challenge the useful lives assigned to AMID’s assets or seek to characterize intangible assets as nonamortizable goodwill. If any such challenge or characterization is successful, the deductions allocated to a unitholder in respect of AMID’s assets could be reduced, and its share of taxable income received from AMID could be increased accordingly. Any such increase could be material.

If AMID disposes of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a common unitholder who has taken cost recovery or depreciation deductions with respect to property AMID owns will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in AMID. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Units—Recognition of Gain or Loss.”

The costs that AMID incurs in selling its units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon AMID’s termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by AMID, and as syndication expenses, which may not be amortized by AMID. The underwriting discounts and commissions that AMID incurs will be treated as syndication expenses.

Valuation and Tax Basis of AMID’s Properties for Common Unitholders

The U.S. federal income tax consequences of the ownership and disposition of AMID common units will depend in part on AMID’s estimates of the relative fair market values, and the initial tax bases, of its assets. Although AMID may from time to time consult with professional appraisers regarding valuation matters, AMID will make many of the relative fair market value estimates by itself. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by common unitholders might change, and common unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss

Gain or loss will be recognized on a sale of Series F Preferred Units equal to the difference between the amount realized and the tax basis of the holder’s Series F Preferred Units sold. Such holder’s amount realized will be measured by the sum of the cash and the fair market value of other property received by the holder.

Gain or loss will be recognized on a sale of AMID common units equal to the difference between the common unitholder’s amount realized and the common unitholder’s tax basis for the common units sold. A common unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by it plus its share of AMID’s nonrecourse liabilities attributable to the common units sold. Because the amount realized includes all or a portion of a unitholder’s share of AMID’s nonrecourse liabilities, the gain recognized on the sale of common units could result in a tax liability in excess of any cash received from the sale.

A unitholder’s tax basis in the unitholder’s units is adjusted by distributions, as well as by virtue of allocations of income, gains, losses, deductions and liabilities. Please read “—Tax Consequences of Unit Ownership—Basis of Units.” Prior distributions from AMID in excess of cumulative net taxable income for an AMID common unit that decreased a unitholder’s tax basis in that unit, in effect, will become taxable income if the unit is sold at a price greater than the unitholder’s tax basis in that unit, even if the price received is less than its original cost. If any of AMID’s allocations are subsequently disputed by the IRS, unitholders who sold units prior to the resolution of such dispute may be required to increase or decrease the amount of gain or loss reported on such sale. Please read—Allocations between Transferors and Transferees” and “—Tax Consequences of Unit Ownership—Section 754 Election.”

Generally, gain or loss recognized by a holder, other than a “dealer” in units, on the sale or exchange of a Series F Preferred Unit or common unit will be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of Series F Preferred Units or common units held for more than twelve months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, in the case of a common unit, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” that AMID owns. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a common unit and may be recognized even if there is a net taxable loss realized on the sale of an AMID common unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of common units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations. Both ordinary income and capital gain recognized on a sale of Series F Preferred Units or common units may be subject to the net investment income tax in certain circumstances. See “— Tax Consequences of Unit Ownership — Tax Rates.”

Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests (presumably, including both common units and preferred units). Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.

Treasury Regulations under Section 1223 of the Code allow a selling partner who can identify partnership interests transferred with an ascertainable holding period to elect to use the actual holding period of the partnership interest transferred. Thus, according to the ruling discussed above, a holder of Series F Preferred Units or common units will be unable to select high or low basis partnership interests to sell, but, according to the Treasury Regulations, he may designate specific partnership interests sold for purposes of determining the holding period of partnership interests transferred. A holder electing to use the actual holding period of partnership interests transferred must consistently use that identification method for all subsequent sales or exchanges of partnership interests. A holder considering the purchase of additional partnership interests or a sale of partnership interests purchased in separate transactions is urged to consult the holder’s tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations between Transferors and Transferees

Holders of Series F Preferred Units owning Series F Preferred Units as of the applicable record date with respect to a Distribution Payment Date will be entitled to receive the distribution of the guaranteed payment payable with respect to their Series F Preferred Units on the Distribution Payment Date. Purchasers of Series F Preferred Units after such applicable record date will therefore not become entitled to receive a cash distribution of the guaranteed payment on their Series F Preferred Units until the next applicable record date.

For common unitholders, AMID’s taxable income and losses will generally be determined annually, be prorated on a monthly basis, and will be subsequently apportioned among the common unitholders in proportion to the number of common units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which is referred to as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of AMID’s assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a common unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

The U.S. Treasury Department and the IRS have adopted final Treasury Regulations that allow publicly traded partnerships to use similar monthly simplifying conventions to allocate tax items among transferor and transferee common unitholders. However, these regulations do not specifically authorize all aspects of the proration method AMID adopted. Accordingly, Gibson Dunn is unable to opine on the validity of all aspects of AMID’s method of allocating income, gain, loss, and deductions among transferor and transferee and transferor common unitholders. If the IRS were to successfully challenge AMID’s proration method, AMID may be required to change the allocation of items of income, gain, loss, and deduction among its common unitholders. AMID is authorized to revise its method of allocation between transferor and transferee common unitholders, as well as common unitholders whose interests vary during a taxable year, to conform to these Treasury Regulations.

A common unitholder who owns common units at any time during a quarter and who disposes of those units prior to the record date set for a cash distribution for that quarter will be allocated items of AMID’s income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements

A holder of Series F Preferred Units or common units who sells any of its Series F Preferred Units or common units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale), unless a broker or nominee will satisfy such requirement. A purchaser of Series F Preferred Units or common units who purchases such units from another holder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Uniformity of Common Units

Because AMID cannot match transferors and transferees of AMID common units and for other reasons, AMID must maintain uniformity of the economic and tax characteristics of the AMID common units to a purchaser of these units. In the absence of uniformity, AMID may be unable to completely comply with a number of U.S. federal income tax requirements, both statutory and regulatory. Any non-uniformity could have a negative impact on the value of the AMID common units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

AMID’s partnership agreement permits AMID GP to take positions in filing AMID’s tax returns that preserve the uniformity of the AMID Common Units even under circumstances like those described above. These positions may include reducing for some unitholders the depreciation, amortization or loss deductions to which they would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Gibson Dunn is unable to opine as to validity of such filing positions. A unitholder’s basis in AMID common units is reduced by its share of AMID’s deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that AMID takes that understates deductions will overstate the unitholder’s basis in its AMID common units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss” and “—Tax Consequences of Unit Ownership—Section 754 Election.” The IRS may challenge one or more of any positions AMID takes to preserve the uniformity of AMID common units. If such a challenge were sustained, the uniformity of AMID common units might be affected, and, under some circumstances, the gain from the sale of AMID common units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of Series F Preferred Units or common units by employee benefit plans and other tax-exempt organizations as well as by non-resident aliens, foreign corporations and other foreign persons (collectively, “Non-U.S. Holders”) raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them.

Prospective holders that are tax-exempt entities or Non-U.S. Holders should consult their tax advisors before investing in our Series F Preferred Units. Employee benefit plans and most other organizations exempt from U.S. federal income tax, including IRAs and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income (“UBTI”). We will treat distributions on the Series F Preferred Units as guaranteed payments for the use of capital. The treatment of guaranteed payments for the use of capital to tax-exempt investors is not certain. Such payments may be treated as UBTI for U.S. federal income tax purposes and Gibson Dunn is unable to opine with respect to whether such payments constitute UBTI for U.S. federal income tax purposes. If you are a tax-exempt entity, you should consult your tax advisor with respect to the consequences of owning our Series F Preferred Units or common units.

Virtually all of AMID’s income, less certain allowable deductions, allocated to a common unitholder that is a tax-exempt organization will be UBTI.

Non-U.S. Holders are taxed by the United States on income effectively connected with the conduct of a U.S. trade or business (“effectively connected income”) and on certain types of U.S.-source non-effectively connected income (such as dividends and guaranteed payments), unless exempted or further limited by an income tax treaty, and may be considered to be engaged in business in the United States because of their ownership of our Series F Preferred Units or common units. Furthermore, they may also be deemed to conduct such activities through permanent establishments in the United States within the meaning of applicable tax treaties. Consequently, they may be required to file U.S. federal tax returns to report their share of our income, gain, loss or deduction (in the case of holders of common units) or their share of income from guaranteed payments (in the case of holders of Series F Preferred Units) and pay U.S. federal income tax on their share of our net income or gain in a manner similar to a taxable U.S. holder. Moreover, under rules applicable to publicly traded partnerships, distributions to Non-U.S. Holders will be subject to withholding at the highest applicable effective tax rate. Each Non-U.S. Holder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN, W-8BEN-E or applicable substitute form in order to obtain credit for these withholding taxes. If you are a non-resident alien, a foreign corporation or other foreign person, you should consult your tax advisor with respect to the consequences of owning our Series F Preferred Units or common units. Certain exceptions may require non-U.S. unitholders to provide certain information to AMID and to the IRS. A change in applicable law may require AMID to change these procedures.

In addition, if a foreign corporation that owns Series F Preferred Units or common units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of holder is subject to special information reporting requirements under Section 6038C of the Code.

A Non-U.S. Holder who sells or otherwise disposes of a Series F Preferred Unit or common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Holder. The Tax Cuts and Jobs Act imposes a 10% withholding tax on the amount realized on the disposition of a partnership interest by a Non-U.S. Holder if any gain on the transfer of such interest would be treated as giving rise to effectively connected income. This withholding tax obligation is currently suspended in the case of a disposition of certain publicly traded partnership interests until further guidance is provided.

Moreover, under the Foreign Investment in Real Property Tax Act, a Non-U.S. Holder (other than certain “qualified foreign pension funds” (or an entity all of the interests of which are held by such a qualified foreign pension fund), which generally are entities or arrangements that are established and regulated by non-U.S. law to provide retirement or other pension benefits to employees, do not have a single participant or beneficiary that is entitled to more than 5% of the assets or income of the entity or arrangement and are subject to certain preferential tax treatment under the laws of the applicable country) generally will be subject to U.S. federal income tax upon the sale or disposition of a Series F Preferred Unit or common unit if (i) the unitholder owned (directly or constructively applying certain attribution rules) more than 5% of our units and (ii) 50% or more of the fair market value of our real property interests and other assets used or held for use in a trade or business consisted of U.S. real property interests (which include U.S. real estate, including land, improvements, and associated personal property, and interests in certain entities holding U.S. real estate). If our units were not considered to be regularly traded on an established securities market, such Non-U.S. Unitholder (regardless of the percentage of units owned) would be subject to federal income tax on a taxable disposition of our units, and a 15% withholding tax would apply to the gross proceeds from such disposition (as described in the preceding paragraph). Currently, we believe that more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. However, because Non-U.S. Holders are expected to be subject to U.S. federal income tax on gain from the sale or disposition of their Series F Preferred units as a result of the effectively connected income rules described above, the exclusion under the Foreign Investment in Real Property Tax Act for unitholders owning 5% or less of our units will not prevent a Non-U.S. Holder from being subject to U.S. federal income tax on gain from the sale or disposition of its units.

Administrative Matters

Information Reporting and Audit Procedures

We intend to furnish to each holder of Series F Preferred Units and common units, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its preferred return for the preceding taxable year or, in the case of a common unitholder, its share of AMID’s income, gain, loss and deduction for the preceding taxable year. Notwithstanding the rules described above under “— Tax Consequences of Unit Ownership — Basis of Units” requiring aggregation of partnership interests purchased in separate transactions, you may receive two Schedules K-1 if you hold common units and Series F Preferred Units due to administrative reporting limitations. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions. We cannot assure you that those positions will yield a result that conforms to the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Gibson Dunn can assure prospective holders of Series F Preferred Units that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the Series F Preferred Units or common units.

The IRS may audit our U.S. federal income tax information returns. Partnerships generally are treated as separate entities for purposes of U.S. federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. Adjustments resulting from an IRS audit may require partners (including holders of Series F Preferred Units) to adjust a prior year’s tax liability, and possibly may result in an audit of a partner’s return. Any audit of a partner’s return could result in adjustments not related to our returns as well as those related to our returns.

For taxable years beginning after December 31, 2017, if the IRS makes audit adjustments to our income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us, unless we elect to have our general partner, unitholders and former unitholders take any audit adjustment into account in accordance with their interests in us during the taxable year under audit. Similarly, for such taxable years, if the IRS makes audit adjustments to income tax returns filed by an entity in which we are a member or partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity.

Generally, we expect to elect to have our general partner, unitholders and former unitholders take any such audit adjustment into account in accordance with their interests in us during the taxable year under audit, but there can be no assurance that such election will be effective in all circumstances. If we are unable to have our general partner, unitholders and former unitholders take such audit adjustment into account in accordance with their interests in us during the taxable year under audit, our then current unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such unitholders did not own our units during the taxable year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties or interest, our cash available for distribution to our unitholders might be substantially reduced.

Additionally, the Code no longer requires that we designate a “Tax Matters Partner.” Instead, for taxable years beginning after December 31, 2017, we are required to designate a partner, or other person, with a substantial presence in the United States as the partnership representative (“Partnership Representative”). The Partnership Representative will have the sole authority to act on our behalf for purposes of, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS. If we do not make such a designation, the IRS can select any person as the Partnership Representative. We currently anticipate that we will designate our general partner as the Partnership Representative. Further, any actions taken by us or by the Partnership Representative on our behalf with respect to, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on us and all of our unitholders.

Additional Withholding Requirements

Under the Foreign Account Tax Compliance Act, the relevant withholding agent may be required to withhold 30% of any interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States (“FDAP Income”) or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the United States (“Gross Proceeds”) paid to (i) a foreign financial institution (for which purposes includes foreign broker-dealers, clearing organizations, investment companies, hedge funds and certain other investment entities) unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a “non-financial foreign entity” (as specifically defined in the Code) that is a beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements or otherwise qualifies for an exemption from this withholding. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United

States governing these requirements may be subject to different rules. These rules generally apply to payments of FDAP Income and generally will apply to payments of relevant Gross Proceeds that are made after December 31, 2018. Thus, to the extent AMID has FDAP Income, or Gross Proceeds after that date, that is not treated as effectively connected with a U.S. trade or business (please read “—Tax-Exempt Organizations and Other Investors”), unitholders who are foreign financial institutions or certain other non-U.S. entities may be subject to withholding on distributions they receive from us. Prospective unitholders should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in Series F Preferred Units or common units.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish the following information to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	a statement regarding whether the beneficial owner is:

•	a person that is not a U.S. person;

•	a government of a non-U.S. jurisdiction, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;

•	the amount and description of units (including Series F Preferred Units) held, acquired or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units (including Series F Preferred Units) they acquire, hold or transfer for their own account. A penalty of $260 per failure, up to a maximum of $3,218,500 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units (including Series F Preferred Units) with the information furnished to us.

Accuracy Related Penalties

Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. We do not anticipate that any accuracy-related penalties will be assessed against us.

Reportable Transactions

If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2.0 million in any single year, or $4.0 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our U.S. federal income tax information return (and possibly your tax return) would be audited by the IRS. See “— Administrative Matters — Information Reporting and Audit Procedures.”

State, Local, Foreign and Other Tax Considerations

In addition to U.S. federal income taxes, our unitholders will likely be subject to other taxes, such as state, local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which a unitholder is tax resident. Some of these states may impose an income tax on individuals, corporations and other entities. As we make acquisitions or expand our business, we may own property or conduct business in additional states that impose a personal income tax. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us.

Although a unitholder may not be required to file a return and pay taxes in some jurisdictions because its income from that jurisdiction falls below the filing and payment requirements, unitholders will be required to file income tax returns and to pay income taxes in many of the jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as an advance of guaranteed payments owed to holders of Series F Preferred Units for purposes of determining the amounts owed by us. See “— Tax Consequences of Unit Ownership — Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder (including holders of Series F Preferred Units) to investigate the legal and tax consequences, under the laws of pertinent states, localities and non-U.S. jurisdictions, of its investment in us. Accordingly, each prospective holder of Series F Preferred Units is urged to consult its tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each holder of Series F Preferred Units to file all state, local and non-U.S., as well as U.S. federal tax returns, that may be required of it. Gibson Dunn has not rendered an opinion on the state tax, local tax, alternative minimum tax or non-U.S. tax consequences of an investment in us.

INVESTMENT BY EMPLOYEE BENEFIT PLANS

An investment in us, including in our common units or preferred units, if any, by an employee benefit plan is subject to additional considerations to the extent that the investments by these plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), restrictions imposed by Section 4975 of the Internal Revenue Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA (collectively, “Similar Laws”). For these purposes, the term “employee benefit plan” includes, but is not limited to, certain qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or individual retirement accounts (“IRAs”) or annuities and other accounts established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements. Plans that are governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Internal Revenue Code) and non-U.S. plans are not subject to the requirements of ERISA or Section 4975 of the Internal Revenue Code but may be subject to similar prohibitions under other applicable Similar Laws.

Incident to making an investment in us, among other things, consideration should be given by an employee benefit plan or other arrangement that is subject to Similar Laws (each of which we refer to as a “Plan”) to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•	whether in making the investment, that Plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA and any other applicable Similar Laws;

•	whether the investment will result in recognition of unrelated business taxable income by the Plan and, if so, the potential after-tax investment return; and

•	whether making such an investment will comply with the delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws.

In addition, the person who has discretionary authority or control over the management or disposition of the assets of a Plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit certain employee benefit plans, and Section 4975 of the Internal Revenue Code prohibits IRAs and certain other arrangements, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the Plan that is covered by ERISA or the Internal Revenue Code unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of a Plan subject to ERISA that engaged in such a non-exempt prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Internal Revenue Code. In the case of an IRA, the occurrence of a prohibited transaction could cause the IRA to lose its tax-exempt status.

In addition to considering whether investing in us is a prohibited transaction, a fiduciary of an employee benefit plan or other arrangement should consider whether the plan or arrangement will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner also would be considered to be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules and/or the prohibited transaction rules of the Internal Revenue Code, ERISA and any other applicable Similar Laws.

The U.S. Department of Labor regulations and Section 3(42) of ERISA provide guidance with respect to whether the assets of an entity in which employee benefit plans or other arrangements described above acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

•	the equity interests acquired by employee benefit plans or other arrangements described above are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

•	the entity is an “operating company,”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

•	less than 25% of the value of each class of equity interest, disregarding any such interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans or arrangements subject to ERISA or Section 4975 of the Code.

We expect that our assets should not be considered “plan assets” under these regulations because the investment in our limited partner interests will satisfy the requirements in the first bullet point above.

The foregoing discussion is general in nature and not intended to be all-inclusive (nor should it be construed as legal advice). Plan fiduciaries contemplating a purchase of limited partner interests should consult with their own counsel regarding the consequences of such purchase under ERISA, the Internal Revenue Code and other Similar Laws in light of possible personal liability for any breach of fiduciary duties and the imposition of serious penalties on persons who engage in prohibited transactions under ERISA, the Internal Revenue Code or other Similar Laws. Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing limited partner interests on behalf of, or with the assets of, any Plan consult with their own counsel regarding the potential applicability of ERISA, Section 4975 of the Internal Revenue Code and Similar Laws to such investment and whether an exemption would be applicable to the purchase of limited partner interests. The acquisition, holding and, to the extent relevant, disposition of limited partner interests by any Plan is in no respect by us or any of our affiliates or representatives a determination or representation that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

UNDERWRITING

will be acting as joint book-running managers and representatives of the underwriters named below. Under the terms of an underwriting agreement, which we will file as an exhibit to a Current Report on Form 8-K and incorporate by reference in this prospectus, each of the underwriters named below have severally agreed to purchase from us the respective number of Series F Preferred Units set forth opposite its name:

Number of Series F Preferred Units

Total

The underwriting agreement provides that the underwriters’ obligation to purchase the Series F Preferred Units offered hereby (other than those Series F Preferred Units covered by their option to purchase additional Series F Preferred Units as described below) depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or in the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The underwriters have advised us that they propose to offer the Series F Preferred Units directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $            per Series F Preferred Unit and a reallowance not to exceed $                    per Series F Preferred Unit. Sales of Series F Preferred Units made outside of the United States may be made by affiliates of the underwriters.

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Series F Preferred Units. The underwriting discount is the difference between the initial price to the public and the amount the underwriters will pay to us for the Series F Preferred Units.

	No Exercise	Full Exercise
Per Series F Preferred Unit	$	$
Total	$	$

The expenses of the offering that are payable by us are estimated to be $     (excluding underwriting discounts and commissions).

Option to Purchase Additional Series F Preferred Units

We have granted the underwriters an option exercisable for 30 days after the date of the underwriting agreement, to purchase, from time to time, in whole or in part, up to an aggregate of                Series F Preferred Units at the public offering price less underwriting discounts and commissions solely to cover over-allotments, if any. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional Series F Preferred Units based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table above.

Lock-up Agreement

We and our general partner have agreed with the underwriters, subject to certain limited exceptions, not to sell or transfer any Series F Preferred Units or securities that are substantially similar to the Series F Preferred Units (collectively, the “Lock-up Securities”), for                days after the date of this prospectus without first obtaining the written consent of the underwriters. Specifically, we and our general partner have agreed, subject to certain limited exceptions, not to (i) offer for sale, sell, pledge, or otherwise dispose of any Lock-up Securities, or sell or grant options, rights or warrants with respect to any Lock-up Securities, (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the Series F Preferred Units, whether such transaction described in clause (i) or (ii) above is to be settled by delivery of Series F Preferred Units or such other securities, in cash or otherwise, (iii) file any registration statement with the SEC relating to the registration of any Lock-Up Securities, or (iv) publicly disclose an intention to effect any transaction specified in clause (i), (ii) or (iii) above. The restrictions in this paragraph do not apply to the issuance by us of Series F Preferred Units in connection with this offering, pay-in-kind dividends on series A preferred units or series C preferred units, or the issuance by us of series E preferred units issuable upon closing of the SXE Transactions.

The underwriters, in their sole discretion, may release any of the Lock-up Securities in whole or in part at any time with or without notice. The underwriters have no present intent or arrangement to release any of the Lock-up Securities. The release of any lock-up is considered on a case-by-case basis. Factors that may be considered in deciding whether to release Lock-up Securities may include the length of time before the lock-up period expires, the number of Lock-up Securities involved, the reason for the requested release, market conditions, the trading price of the Lock-up Securities and the historical trading volume of the Lock-up Securities.

Listing

            The Series F Preferred Units are a new issue of securities with no established trading market. We intend to apply to list the Series F Preferred Units on the NYSE under the symbol “                .” If the application is approved, trading of the Series F Preferred Units on the NYSE is expected to begin within 30 days after the date of initial delivery of the Series F Preferred Units. The underwriters have advised us that they intend to make a market in the Series F Preferred Units before commencement of trading on the NYSE. However, the underwriters will have no obligation to make a market in the Series F Preferred Units and may cease market-making activities, if commenced, at any time. Accordingly, an active trading market on the NYSE for the Series F Preferred Units may not develop or, even if one develops, may not last, in which case the liquidity and market price of the Series F Preferred Units could be adversely affected, the difference between bid and asked prices could be substantial and your ability to transfer Series F Preferred Units at the time and price desired will be limited.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The underwriters may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the Series F Preferred Units, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	A short position involves a sale by the underwriters of Series F Preferred Units in excess of the number of Series F Preferred Units the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of Series F Preferred Units involved in the sales made by the underwriters in excess of the number of Series F Preferred Units they are obligated to purchase is not greater than the number of Series F Preferred Units that they may purchase by exercising their option to purchase additional Series F Preferred Units. In a naked short position, the number of Series F Preferred Units involved is greater than the number of Series F Preferred Units in their option to purchase additional Series F Preferred Units. The underwriters may close out any short position by either exercising their option to purchase additional Series F Preferred Units and/or purchasing Series F Preferred Units in the open market. In determining the source of Series F Preferred Units to close out the short position, the underwriters will consider, among other things, the price of Series F Preferred Units available for purchase in the open market as compared to the price at which they may purchase Series F Preferred Units through their option to purchase additional Series F Preferred Units. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the Series F Preferred Units in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of Series F Preferred Units in the open market after the initial distribution of the Series F Preferred Units has been completed in order to cover syndicate short positions.

•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the Series F Preferred Units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•	These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Series F Preferred Units or preventing or retarding a decline in the market price of the Series F Preferred Units. As a result, the price of the Series F Preferred Units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series F Preferred Units. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Other Relationships

In the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Direct Participation Plan Requirements

Because the Financial Industry Regulatory Authority, or FINRA, views the Series F Preferred Units offered hereby as interests in a direct participation program, the offering is being made in compliance with FINRA Rule 2310. Investor suitability with respect to the Series F Preferred Units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

LEGAL MATTERS

The validity of the Series F Preferred Units offered in this prospectus will be passed upon for us by Gibson, Dunn & Crutcher LLP, Houston, Texas. Certain legal matters will be passed upon for the underwriters by                    .

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of American Midstream Partners, LP for the year ended December 31, 2017 have so been incorporated in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting and which contains an explanatory paragraph due to the exclusion of certain elements of internal control over financial reporting of JP Energy Partners, LP, which American Midstream Partners, LP acquired during 2017) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Pinto Offshore Holdings, LLC as of December 31, 2017 and 2016 and for the years ended December 31, 2017 and 2016 and for the Period from September 9, 2015 (inception) through December 31, 2015, incorporated by reference in this prospectus and in the registration statement by reference to the Annual Report on Form 10-K of American Midstream Partners, LP for the year ended December 31, 2017, have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Delta House FPS, LLC as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015, incorporated by reference in this prospectus and in the registration statement by reference to the Annual Report on Form 10-K of American Midstream Partners, LP for the year ended December 31, 2017, have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Delta House Oil and Gas Lateral, LLC as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015, incorporated by reference in this prospectus and in the registration statement by reference to the Annual Report on Form 10-K of American Midstream Partners, LP for the year ended December 31, 2017, have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of Southcross Holdings Intermediary LLC, Southcross Holdings Guarantor GP LLC and Southcross Holdings Guarantor LP (collectively, “SXH”) as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 appearing in the Current Report on Form 8-K of American Midstream Partners, LP dated April 20, 2018, which is incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an emphasis of a matter paragraph relating to (1) Southcross Holdings LP, together with SXH (other than “SXE”, SXE’s general partner and SXE’s subsidiaries), commenced voluntary petitions under Chapter 11 of the United States Bankruptcy Code on March 28, 2016 and subsequently emerged from bankruptcy on April 13, 2016 and (2) the pending acquisition of SXH by AMID), which is incorporated herein by reference. Such financial statements have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of SXE, incorporated in this prospectus by reference from SXE’s Annual Report on Form 10-K for the year ended December 31, 2017 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the pending merger with AMID), which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, regarding the securities offered hereby. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the securities offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC maintains a website on the internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, is available at no charge on the SEC’s website.

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus, the documents we have incorporated by reference or any free writing prospectus that we have prepared. We do not take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date. We file with or furnish to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. Our website is located at http://www.americanmidstream.com and we make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

INCORPORATION BY REFERENCE

We file annual, quarterly and other reports with and furnish other information to the SEC. You may read and copy any document we file with or furnish to the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below (excluding any information furnished under Items 2.02 or 7.01 or exhibits furnished under Item 9.01 on any Current Report on Form 8-K) and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), excluding information deemed to be furnished and not filed with the SEC, after the date of the initial registration statement and prior to effectiveness:

•	Annual Report on Form 10-K for the year ended December 31, 2017, filed on April 9, 2018;

•	Current Reports on Form 8-K filed on January 31, 2018, February 20, 2018, March 12, 2018, April 16, 2018 and April 20, 2018;

•	The following information in the prospectus/proxy statement filed on February 13, 2018: the information regarding the potential issuance of the series E preferred units in “Provisions of the AMID Partnership Agreement Relating to Cash Distributions” (appearing on pages 161-173) and “The AMID Partnership Agreement” (appearing on pages 174-190); and

•	Registration Statement filed on Form 8-A filed on July 26, 2011, and including any other amendments or reports filed for the purpose of updating such description.

We also incorporate by reference the following information included in documents filed by Southcross Energy Partners, L.P. with the SEC (SEC File No. 001-35719):

•	Part II, Item 8 of the Annual Report on Form 10-K for the year ended December 31, 2017, filed on March 1, 2018; and

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You may request a copy of any document we have filed with the SEC that is incorporated by reference into this prospectus (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by visiting our website at http://www.americanmidstream.com or by writing or calling us at the following address:

American Midstream Partners, LP

Attention: Investor Relations

2103 CityWest Boulevard, Building 4, Suite 800

Houston, Texas 77042

Telephone: (713) 815-3900

Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes that statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus and the documents we incorporate by reference may contain forward-looking statements. You can typically identify forward-looking statements by the use of words, such as “may,” “could,” “project,” “believe,” “anticipate,” “design,” “expect,” “estimate,” “potential,” “plan,” “guidance,” “forecast” and other similar words.

All statements that are not statements of historical facts, including statements regarding our future financial position, business strategy, budgets, projected costs, benefits of the SXE Transactions, distributions, future liquidity and plans and objectives of management for future operations, are forward-looking statements.

These forward-looking statements reflect our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside our control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Examples of these risks and uncertainties, many of which are beyond our control, include, but are not limited to, the following:

•	our ability to obtain financing required to complete the pending merger with SXE or to obtain financing on terms other than those currently anticipated;

•	our ability to complete the SXE Transactions in a timely manner or at all, and to successfully integrate the operations of SXE;

•	dispositions of assets owned by us or SXE prior to or following the completion of the pending merger with SXE, which assets may have been material to us or SXE;

•	the outcome of any legal proceedings related to the pending merger with SXE;

•	greater than expected operating costs, customer loss and business disruption following the pending merger with SXE, including difficulties in maintaining relationships with employees;

•	diversion of management time on SXE Transactions-related issues;

•	our ability to timely and successfully identify, consummate and integrate our current and future acquisitions (including the SXE Transactions) and complete strategic dispositions, including the realization of all anticipated benefits of any such transaction, which otherwise could negatively impact our future financial performance;

•	our ability to maintain compliance with financial covenants and ratios in our revolving credit facility;

•	our ability to generate sufficient cash from operations to pay distributions to unitholders;

•	our ability to access capital to fund growth, including new and amended credit facilities and access to the debt and equity markets, which will depend on general market conditions;

•	the demand for natural gas, refined products, condensate or crude oil and NGL products by the petrochemical, refining or other industries;

•	the performance of certain of our current and future projects and unconsolidated affiliates that we do not control and disruptions to cash flows from our joint ventures due to operational or other issues that our beyond our control;

•	severe weather and other natural phenomena, including their potential impact on demand for the commodities we sell and the operation of company-owned and third party-owned infrastructure;

•	security threats such as terrorist attacks, and cybersecurity breaches, against, or otherwise impacting, our facilities and systems;

•	general economic, market and business conditions, including industry changes and the impact of consolidations and changes in competition;

•	the level of creditworthiness of counterparties to transactions;

•	the amount of collateral required to be posted from time to time in our transactions.

•	the level and success of natural gas and crude oil drilling around our assets and our success in connecting natural gas and crude oil supplies to our gathering and processing systems;

•	the timing and extent of changes in natural gas, crude oil, NGLs and other commodity prices, interest rates and demand for our services;

•	our success in risk management activities, including the use of derivative financial instruments to hedge commodity and interest rate risks;

•	our dependence on a relatively small number of customers for a significant portion of our gross margin;

•	our ability to renew our gathering, processing, transportation and terminal contracts;

•	our ability to successfully balance our purchases and sales of natural gas;

•	our ability to grow through contributions from affiliates, acquisitions or internal growth projects;

•	the cost and effectiveness of our remediation efforts with respect to the material weaknesses discussed in Part II, Item 9A—Controls and Procedures of our Annual Report on Form 10-K for the year ended December 31, 2017; and

•	costs associated with compliance with environmental, health and safety and pipeline regulations.

Although we believe that the assumptions underlying our forward-looking statements are reasonable as of the time they are made, any of the assumptions could be inaccurate, and, therefore, we cannot assure you that the forward-looking statements included or incorporated by reference in this prospectus will prove to be accurate. Some of these and additional risks and uncertainties that could cause actual results to differ materially from such forward-looking statements are more fully described under the caption “Risk Factors” in this prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2017 and in other filings we make with the SEC that are incorporated by reference herein and elsewhere herein and therein. The forward-looking statements in this prospectus speak as of the date indicated on the front cover of this prospectus. Except as may be required by applicable securities laws, we undertake no obligation to publicly update or advise of any change in any forward-looking statement, whether as a result of new information, future events or otherwise.

Units

American Midstream Partners, LP

% Series F Fixed-to-Floating Rate Cumulative Redeemable

Perpetual Preferred Units

(Liquidation Preference $25.00 per Series F Preferred Unit)

PROSPECTUS

, 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	Other Expenses of Issuance and Distribution.

The following sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions.

SEC Registration Fee	$18,675
FINRA filing fee	$23,000
Legal Fees and Expenses	$150,000
Accountants’ Fees and Expenses	$200,000
Transfer Agent and Registrar’s Fees and Expenses	$50,000
Printing and Engraving Expenses	$25,000
Miscellaneous	$50,000

Total	$516,675

ITEM 15.	Indemnification of Directors and Officers.

Section 7.7(a) of the AMID Partnership Agreement, provides that American Midstream Partners, LP (“AMID”) will, to the fullest extent permitted by law but subject to the limitations expressly provided in the AMID Partnership Agreement, indemnify and hold harmless the following persons (together, the “Indemnitees”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity:

•	American Midstream GP, LLC (“AMID GP”);

•	any departing general partner of AMID;

•	any person who is or was an affiliate of AMID GP or any departing general partner of AMID;

•	any person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of AMID, AMID GP, any departing general partner of AMID, any person who is or was an affiliate of AMID GP or any departing general partner of AMID;

•	any person who is or was serving at the request of AMID GP, any departing general partner of AMID and any person who is or was an affiliate of AMID GP or any departing general partner of AMID as a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to AMID or any of its subsidiaries; provided that a person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services;

•	any person who controls AMID GP any departing general partner of AMID; and

•	any person AMID GP designates as an Indemnitee for purposes of the AMID Partnership Agreement.

provided, that the Indemnitee shall not be indemnified and held harmless pursuant to the AMID Partnership Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to the AMID Partnership Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to Section 7.7 of the AMID Partnership Agreement shall be made only out of the assets of the AMID, it being agreed that the AMID GP shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to AMID to enable it to effectuate such indemnification.

Section 7.7(b) of the AMID Partnership Agreement states that to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) of the AMID Partnership Agreement in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by AMID prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification, the Indemnitee is not entitled to be indemnified upon receipt by the AMID of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7 of the AMID Partnership Agreement.

Section 7.7(d) of the AMID Partnership Agreement states that AMID may purchase and maintain insurance (or reimburse AMID GP or affiliates for the cost of), on behalf of AMID GP, its affiliates, the Indemnitees and such other persons as AMID GP shall determine, against any liability that may be asserted against, or expense that may be incurred by, such person in connection with AMID’s activities or such person’s activities on behalf of AMID, regardless of whether AMID would have the power to indemnify such person against such liability under the provisions of the AMID Partnership Agreement

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act provides that, subject to such standards and restrictions, if any, as are set forth in its partnership agreement, a Delaware limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a Delaware limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

ITEM 16.	Exhibits.

(a)	The following is a list of exhibits filed as part of this registration statement.

Exhibit No.	Description

1.1*	Form of Underwriting Agreement.

3.1	Certificate of Limited Partnership of American Midstream Partners, LP (filed as Exhibit 3.1 to the Registration Statement on Form S-1 (Commission File No. 333-173191) filed on March 31, 2011).

3.2	Fifth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, dated April 25, 2016 (filed as Exhibit 3.1 to the Current Report on Form 8-K (Commission File No. 001-35257) filed on April 29, 2016).

3.3	Amendment No. 1 to Fifth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, effective May 1, 2016 (filed as Exhibit 3.1 to the Current Report on Form 8-K (Commission File No. 001-35257) filed on June 22, 2016).

3.4	Amendment No. 2 to Fifth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, dated October 31, 2016 (filed as Exhibit 3.1 to the Current Report on Form 8-K (Commission File No. 001-35257) filed on November 4, 2016).

Exhibit No.	Description

3.5	Amendment No. 3 to Fifth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, dated March 8, 2017 (filed as Exhibit 3.1 to the Current Report on Form 8-K (Commission File No. 001-35257) filed on March 8, 2017).

3.6	Composite Agreement of Limited Partnership of American Midstream Partners, LP (filed as Exhibit 3.19 to the Annual Report on Form 10-K (Commission File No. 001-35257) filed on March 28, 2017).

3.7	Amendment No. 4 to Fifth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, dated May 25, 2017 (filed as Exhibit 3.1 to the Current Report on Form 8-K (Commission File No. 001-35257) filed on May 31, 2017).

3.8	Amendment No. 5 to Fifth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, dated June 30, 2017 (filed as Exhibit 3.1 to the Current Report on Form 8-K (Commission File No. 001-35257) filed on July 14, 2017).

3.9	Amendment No. 6 to Fifth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, dated September 7, 2017 (filed as Exhibit 3.1 to the Current Report on Form 8-K (Commission File No. 001-35257) filed on September 11, 2017).

3.10	Amendment No. 7 to Fifth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, dated October 26, 2017 (filed as Exhibit 3.1 to the Current Report on Form 8-K (Commission File No. 001-35257) filed on October 30, 2017).

3.11	Amendment No. 8 to Fifth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, dated January 25, 2018 (filed as Exhibit 3.1 to the Current Report on Form 8-K (Commission File No. 001-35257) filed on January 31, 2018).

3.12	Certificate of Formation of American Midstream GP, LLC (filed as Exhibit 3.4 to the Registration Statement on Form S-1 (Commission File No. 333-173191) filed on March 31, 2011).

3.13	Fourth Amended and Restated Limited Liability Company Agreement of American Midstream GP, LLC (filed as Exhibit 3.1 to the Current Report on Form 8-K (Commission File No. 001-35257) filed on August 15, 2017).

5.1**	Opinion of Gibson, Dunn & Crutcher LLP, as to the legality of the securities being registered.

8.1*	Form of Opinion of Gibson, Dunn & Crutcher LLP, relating to tax matters.

12.1**	Statement of Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Unit Distributions.

23.1**	Consent of Independent Registered Public Accounting Firm—PricewaterhouseCoopers LLP.

23.2**	Consent of Independent Registered Public Accounting Firm—BDO USA, LLP.

23.3**	Consent of Independent Registered Public Accounting Firm—BDO USA, LLP.

23.4**	Consent of Independent Registered Public Accounting Firm—BDO USA, LLP.

23.5**	Consent of Independent Auditors—Deloitte & Touche LLP.

23.6**	Consent of Independent Registered Public Accounting Firm—Deloitte & Touche LLP.

23.7**	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibits 5.1 and 8.1).

24.1**	Powers of Attorney (included in the signature pages to this registration statement).

*	To be filed by amendment.
**	Filed herewith.

(b)	Financial Statement Schedules.

Not Applicable.

ITEM 17.	Undertakings.

(e)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)	The underside registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 20, 2018.

AMERICAN MIDSTREAM PARTNERS, LP

By: AMERICAN MIDSTREAM GP, LLC, its general partner

By:	/s/ Eric T. Kalamaras
Eric T. Kalamaras
Chief Financial Officer and officer duly authorized to sign on behalf of the registrant

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Lynn, L. Bourdon, Eric T. Kalamaras and Christopher B. Dial and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits hereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorneys-in-fact and agents or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the indicated capacities, which are with American Midstream GP, LLC, the general partner of American Midstream Partners, LP, on April 20, 2018.

Signature	Title

/s/ Lynn L. Bourdon III Lynn L. Bourdon III	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

/s/ Eric T. Kalamaras Eric T. Kalamaras	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Karen S. Acree Karen S. Acree	Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ Stephen W. Bergstrom Stephen W. Bergstrom	Director

/s/ John F. Erhard John F. Erhard	Director

/s/ Peter A. Fasullo Peter A. Fasullo	Director

Signature	Title

/s/ Donald R. Kendall, Jr. Donald R. Kendall, Jr.	Director

/s/ Daniel R. Revers Daniel R. Revers	Director

/s/ Joseph W. Sutton Joseph W. Sutton	Director

/s/ Lucius H. Taylor Lucius H. Taylor	Director

/s/ Gerald A. Tywoniuk Gerald A. Tywoniuk	Director